UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Soft Landing Labs Ltd.

(Exact name of registrant as specified in its charter)

Illinois	8071	27-0477825
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

747 North Church Road, Suite F4

Elmhurst, IL 60126

Telephone: (630) 424-0030

Fax: (630) 424-0040

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Abdel Fahmy
747 North Church Road, Suite F4

Elmhurst, IL 60126

Telephone: (630) 424-0030

Fax: (630) 424-0040

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

Brenda Hamilton, Esq. Hamilton & Associates Law Group, P.A. 101 Plaza Real South, Suite 202 N Boca Raton, FL 33432 Tel: (561) 416-8956 Fax: (561) 416-2855 www.securitieslawyer101.com

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $.000001 par value	5,000,000	$1.00	$5,000,000	$644

(1)

Represents 5,000,000 shares of our common stock being registered hereunder.

(2)

Calculated under Rule 457 of the Securities Act of 1933 as $.00012880 of the aggregate offering price.

(3)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SOFT LANDING LABS LTD.

5,000,000 SHARES OF COMMON STOCK

Soft Landing Labs Ltd. (“we”, “us”, or the “Company”) is offering for sale a maximum of 5,000,000 shares of its common stock, $.000001, at the price of $1.00 per share.  There is no minimum number of shares that must be sold by us for the offering to close, and therefore we may receive no proceeds or very minimal proceeds from the offering.  The aggregate offering price of all securities sold under this prospectus may not exceed $5,000,000.

We will retain the proceeds from the sale of any of the offered shares that are sold.  The offering is being conducted on a self-underwritten, best efforts basis, which means our directors and officers.  This prospectus will permit our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell.  The Company may not sell the shares to the public until this registration statement is declared effective by the Securities and Exchange Commission (the “SEC”).

The minimum investment we will accept is $10,000.

We have no arrangement to place the proceeds from this offering in an escrow, trust or similar account.  Any funds raised from sales of shares to the public pursuant to this offering will be immediately available to us for our use and retained by us regardless of whether or not there are any additional sales under this offering.  You will not have the right to withdraw your funds during the offering.  We may offer and sell these securities through the method described under “Plan of Distribution” in this prospectus.

Below is a summary of proceeds, before and after calculating aggregate offering costs of approximately $80,000 together with 20% of gross proceeds together, which we may receive from the sale of the shares in the offering:

Percentage of Shares Sold	Shares Sold	Gross Proceeds to Company Before Deducting Offering Expenses	Net Proceeds to Company After Deducting Offering Costs
25%	1,250,000	$1,250,000	$1,170,000
50%	2,500,000	$2,500,000	$2,420,000
75%	3,750,000	$3,750,000	$3,670,000
100%	5,000,000	$5,000,000	$4,920,000

The offering will terminate upon the earlier to occur of: (i) the sale of all 5,000,000 shares being offered, or (ii) 365 days after this registration statement is declared effective by the Securities and Exchange Commission.

Our common stock is quoted by the OTC Markets Link under the ticker symbol “SLNZ.”  There is a limited trading market for our common shares. Our most recent closing stock price, as of February 5, 2015 was $0.33 per share.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page ___ of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2015

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “Specialized laboratory testing” the “Company,” “we,” “us,” and “our” refer to Soft Landing Labs Ltd., an Illinois corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our securities.  You should read the entire prospectus, including “Risk Factors” and the financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The “Company”, “us”, “we” and “our” refer to Soft Landing Labs Ltd., an Illinois corporation.

Company Organization

We were incorporated in the State of Illinois on June 30, 2009 to provide specialized clinical laboratory toxicology testing, including drug and substance abuse testing, using advanced methodologies.  Our customers are hospitals who pay us directly and, drug treatment facilities, physician’s offices and other medical laboratories for whom we provide laboratory testing services for their patient and bill the patient’s insurance company.

Our principal executive office is located at 747 North Church Road, Suite F4, Elmhurst, IL 60126.  Our telephone number is (630) 424-0030.  Our website is www.softlandinglabs2.com and is not part of this prospectus.

For the year ended December 31, 2013, and December 31, 2012, we have a net income (loss) of $252,079 and ($13,238), respectively.  For the nine month period ending September 30, 2014, we have net income of $269,655.  For the year ended December 31, 2013 and December 31, 2012, we had revenues of $2,539,630 and $1,289,199 respectively. For the nine months ending September 30, 2014, we had revenues of $2,374,603.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks including:

•

The clinical laboratory testing industry is highly competitive and our competitors have greater resources and brand recognition than us.

•

If reimbursement for our services by third party payors is reduced, our net revenues could diminish.

•

A significant increase in the days billings that are outstanding could increase bad debt expense and have an adverse effect on our business.

•

Failure to maintain the security of customer-related information could damage our reputation with customers and cause us to incur substantial additional costs and become subject to litigation.

•

If we fail to keep up with technological advancements and fail to develop our services, we may be at a competitive disadvantage and our testing services may become less attractive or obsolete.

•

Our business and testing services are subject to stringent laws and regulations and if we are unable to comply, our business may be significantly harmed.

•

We must be able to adapt to rapidly changing technology trends and evolving industry standards or we risk our testing services becoming obsolete.

•

Adverse publicity of our specialized laboratory testing services and any similar services offered by others could harm our reputation and adversely affect our revenues.

•

Should we lose the services of our management, our financial condition will be negatively impacted.

•

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

•

Because we do not have an audit or compensation committee, shareholders will be required to rely on the members of our board of directors, who are not independent, to perform these functions.

•

The offering price of the common shares has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

•

Our officers and directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

Emerging Growth Company

We are an emerging growth company under the JOBS Act.  We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•

The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement.

•

The date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•

The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.  Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING

Issuer	Soft Landing Labs Ltd.
Securities Offered by the Company	$5,000,000
Shares of Common Stock Outstanding Before the Offering	6,479,739
Total Common Shares Outstanding After the Offering Assuming the Sale of All Shares Being Offered Hereunder	11,479,739
Minimum Investment	$10,000 or 10,0000 common shares
Limited Public Market for the Common Shares	Our common shares are quoted by the OTC Markets OTC Link with an OTC Pink tier under the symbol “SLNZ”. There is a limited trading market for our common shares
Terms of the Offering	We, through our officers and directors, will sell the Common Shares upon effectiveness of this registration statement.
Use of Proceeds

We plan to use the proceeds to expand our services into biomarker and gene testing.  The proceeds of the Offering will be used for patent applications, instrumentation, hiring of chemists and scientists and other staff, increasing our sales force and marketing, research and development and working capital.

Complete Description of Common Shares	For a more complete description of the Common Shares, see “Description of Securities” on Page 22, hereof.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you.  Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Statement of Operations	For the year ending December 31, 2012	For the year ending December 31, 2013	For the nine months ended September 30, 2014
Revenues	$ 1,289,199	$ 2,539,630	$ 2,374,603
Total Operating Expense	$ 1,218,376	$ 1,898,172	$ 1,850,645
Income From Operations	$ 70,823	$ 641,458	$ 523,958
Other Income (Expenses)	($54,326)	($44,902)	($20,492)
Income Tax Expense	$ 29,725	$ 344,477	$ 233,811
Net Income ( loss)	($13,328)	$ 252,079	$ 269,655

Balance Sheet
Total Assets	$ 751,379	$ 1,640,069	$ 2,181,248
Total Liabilities	$ 658,933	$ 824,928	$ 971,452
Retained Earnings (Deficit)	($32,679)	$ 219,400	$ 489,055
Stockholders’ Equity	$ 92,446	$ 815,141	$ 1,209,796
Total Liabilities and Stockholders' Equity	$ 751,379	$ 1,640,069	$ 2,181,248

Because this is only a financial summary, it does not contain all the financial information that may be important to you.  Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Financial Condition

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned.  We may also be required to hire additional staff to comply with additional SEC reporting requirements.  We anticipate that the cost of SEC reporting will be approximately $60,000 annually.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.  If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Markets OTC Link, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Markets OTC Link.  Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

The clinical laboratory services industry is highly competitive.

We compete in a fragmented and highly competitive industry.  Our major competitors include Quest Diagnostics Incorporated, Laboratory Corporation of America Holdings as well as the testing units of other clinical laboratories, including independent laboratories, specialized laboratories, and in-house testing facilities maintained by hospitals.  Many of our competitors have substantially greater financial and other resources than we do.  The laboratory toxicology and drug testing industry is consolidating.  The consolidation is being driven by the larger laboratories whose greater resources enable them to be more responsive and better able to increase operating efficiencies in the form of critical mass (testing volumes) and required investment levels.  In light of these forces, we face an increasing challenge to differentiate ourselves through our technology and value-added services, such as data management, collection site management, training and technical support and expertise.  If we are unsuccessful in these differentiation efforts, we may experience declining revenues and gross margins, and reduced cash flows.

If reimbursement for our services by third party payors is reduced, our net revenues could diminish.

Third party payors, including state payors and Medicare, are challenging the prices charged for medical services including clinical laboratory testing.  Third party payors may limit both coverage and the level of reimbursement for our services.  A portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third party payors.  Any pricing pressure exerted by these third party payors on our customers may, in turn, be exerted by our customers on us.  If government and other third party payors do not provide adequate coverage and reimbursement for our services, our net revenues could decline.  If we cannot offset additional reductions in the payments we receive for our services by reducing costs, increasing test volume and/or introducing new procedures, our net revenues and profitability could decline.  Health care reform changes in government reimbursement could also reduce our net revenues.

A significant increase in the billings we have outstanding could increase bad debt expense and have an adverse effect on our business.

Our revenues are billed to our hospital customers, patients and third-party payors, including insurance companies and Medicaid and Medicare agencies.  The increase is a result of growth in our clinical laboratory.  Billing to third party payors is complex and is subject to extensive and non-uniform rules and administrative requirements.  It is subject to risks including delayed reimbursement, difficulties in gathering complete and accurate billing information, inabilities to collect and long collection cycles.  Failure to timely or correctly bill may lead to our not being reimbursed for our services or an increase in the aging of our accounts receivable, which could adversely affect our results of operations and cash flows.  In addition, we are experiencing more billing to patients.  Patient billing is increasing as a result of the growth in patient copayments, coinsurance and deductibles and an increase in high deductible health plans.  Patient billings are subject to the risk of difficulties in gathering accurate billing information, inabilities to collect and long collection cycles which also could adversely affect our results of operations and cash flows.  We believe our allowance for contractuals and doubtful accounts is adequate.  However, we cannot assure that our ongoing assessment of accounts receivable will not result in the need for additional provisions, which would adversely affect our results of operations and cash flows.

We could face significant monetary damages and penalties and/or exclusion from the Medicare and Medicaid programs if we violate health care anti-fraud and abuse laws.

We are subject to extensive government regulation at the federal, state and local levels.  Our failure to meet governmental requirements under these regulations, including those relating to billing practices and relationships with physicians and hospitals, could lead to civil and criminal penalties, exclusion from participation in Medicare and Medicaid and possible prohibitions or restrictions on the use of our laboratory.  While we believe that we conduct our operations and relationships with care in an effort to meet all statutory and regulatory requirements, there is a risk that government authorities might take a contrary position.  Such occurrences, regardless of their outcome, could damage our reputation and adversely affect important business relationships we have with third parties.

Failure to maintain the security of customer-related information could damage our reputation with customers and cause us to incur substantial additional costs and become subject to litigation.

We receive certain personal information about our customers.  In addition, we depend upon the secure transmission of confidential information over public networks, including information permitting cashless payments.  A compromise in our security systems that results in customer personal information being obtained by unauthorized persons could adversely affect our reputation with our customers and others, as well as our results of operations, financial condition and liquidity.  It could also result in litigation against us or the imposition of penalties.

If we fail to keep up with technological advancements and fail to develop our testing services, we may be at a competitive disadvantage and our testing services may become less attractive or obsolete.

The continuing changes in modern biotechnology could render our services as unmarketable or obsolete.  These changes come in the form of technological innovation, changes in customer requirements, declining prices and evolving industry requirements.  Historically, our product and service obsolescence has not had a material impact on our profitability.  New services, as well as new technology, may render existing technology services obsolete, or too costly and unmarketable.  If we do not commit the resources necessary to develop and sell testing services incorporating new technologies as demanded by our markets, our services may be rendered obsolete, impacting our revenues and profitability.  Even with the development of new technologically advanced services, we cannot assure you that they will gain market acceptance.  Lack of market acceptance for any of our services could reduce our revenues and negatively affect our profitability.

Our business is subject to stringent laws and regulations and if we are unable to comply, our business may be significantly harmed.

Our testing services are subject to the regulations of a number of governmental agencies as listed in “Business” under the heading “Regulation”.  We cannot predict whether future changes in governmental regulations might significantly increase compliance costs or adversely affect the time or cost required to develop and introduce new services.  If we do not comply with existing or additional laws or regulations, or if we incur penalties and fines, it could increase our expenses, prevent us from increasing net revenues, or hinder our ability to conduct our business.

We may be exposed to liability claims.

We are exposed to the risk of liability claims from our testing services and other aspects of our business.  We currently maintain insurance to cover professional and general liability claims.  In the past, all professional and general liability claims have been covered under our insurance policy.  However, in the future, we may be faced with litigation claims which exceed our insurance coverage or are not covered under our insurance policy, which could have a significant impact on our results of operations and financial condition.

We may have liability for claims not covered by our insurance policies.

We face financial exposure to product liability claims if the use of our testing services results in an improper diagnosis.  We maintain liability insurance in the amount of $1,000,000 per occurrence.  Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our insurance policy.  We currently maintain insurance to cover such product liability claims.  To the extent any such claim is uncovered or our insurance coverage is inadequate, we could be required to pay any and all costs associated with such claim, the cost of defense whatever the outcome of the action, and possible settlement or damages if a court rendered a judgment in favor of any plaintiff asserting such claim against us.  Damages assessed in connection with, and the costs of defending, any legal action could be substantial.  Damages may include punitive damages, which may substantially exceed actual damages.  The obligation to pay such damages could exceed our ability to pay such damages, which could have a significant impact on our results of operations and financial condition.

If our tests and business processes infringe on the intellectual property rights of others, we could be forced to engage in costly litigation, pay substantial damages or be prohibited from providing our services.

Other companies or individuals, including our competitors, may obtain patents or other property rights that would prevent, limit or interfere with our ability to develop, perform or provide our testing services.  As a result, we may be involved in intellectual property litigation and we may be found to infringe on the proprietary rights of others, which could force us to do one or more of the following:

•

cease developing, performing our testing services that incorporate the challenged intellectual property;

•

change our business processes; or

•

pay substantial damages, court costs and attorneys' fees, including potentially increased damages for any infringement held to be willful.

Infringement and other intellectual property claims, regardless of their merit, can be expensive and time consuming to litigate.  In addition, any requirement to reengineer our business processes could substantially increase our costs, force us to interrupt product sales or delay new test releases.  In the past, we have not been subject to a dispute regarding infringement of intellectual property of third parties.

Adverse results in material litigation matters could have a material adverse effect upon our business.

We may become subject in the ordinary course of business to material legal action related to, among other things, professional liability and employee-related matters, as well as inquiries from governmental agencies and Medicare or Medicaid carriers regarding billing issues.  Legal actions could result in substantial monetary damages as well as damage to our reputation with customers, which could have a material adverse effect upon our business.

We must be able to adapt to rapidly changing technology trends and evolving industry standards or we risk our services becoming obsolete.

The specialized laboratory testing market in which we compete is characterized by intensive development efforts and rapidly advancing technology.  Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations.  We may not be successful in identifying, developing and marketing new services or enhancing our existing services.

Adverse publicity of our specialized laboratory testing services could harm our reputation and adversely affect our revenues.

We believe we are highly dependent upon positive consumer perceptions of the reliability of our specialized laboratory testing as well as similar testing services distributed by other companies.  Consumer perception of the reliability of specialized laboratory testing can be substantially influenced by scientific research or findings, national media attention and other publicity about the use of our services.  Adverse publicity from these sources regarding the reliability, quality or efficacy of our testing services could harm our reputation and results of operations.  The mere publication of news articles or reports asserting that specialized laboratory testing is not reliable for the purposes intended could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported.

We rely on intellectual property, which we may not be able to protect fully or effectively.

We rely on trade secret rights, employee confidentiality agreements and non-disclosure agreements in order to develop and protect our proprietary technology and information.  Notwithstanding our efforts to protect our proprietary rights, existing trade secret, copyright, and trademark laws afford only limited protection.  Despite our efforts to protect our proprietary rights and other intellectual property, unauthorized parties may attempt to copy certain aspects of our testing services, obtain and use information that we regard as proprietary or misappropriate our trademarks, trade names and similar proprietary rights.  Our means of protecting our proprietary rights may not be adequate.  In addition, our competitors might independently develop similar technology or duplicate our testing procedures and other intellectual property rights.

Risks Related To Our Management

Should we lose the services of our management, our financial condition may be negatively impacted.

Our future depends on the continued contributions of Dr. Abdel Fahmy, our chief executive officer and director and Kareem Fahmy, our chief operating officer and director, who would each be difficult to replace.  Their services are critical to the management of our business and operations.  We do not maintain key man life insurance on any of our officers or directors.  Should we lose the services of any of our officers and directors, we may be unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Because our management consists of family relationships and our management has outside business interests, there may be conflicts of interests that may not be resolved in our favor.

Our chief executive officer and director, Dr. Abdel Fahmy is the brother of our chief operating officer and director, Kareem Fahmy.  Their family relationships in the conduct of our business may come into conflict with our interests and those of our minority stockholders.  You should carefully consider these potential conflicts of interest before deciding whether to invest in our common stock shares. We have not yet adopted a policy for resolving these conflicts of interests.

Dr. Abdel Fahmy dedicates approximately 32 hours to our business each week and Kareem Fahmy dedicates full time service to our business. Our Chief Executive Officer, Dr. Abdel Fahmy found and is the executive director of Soft Landing Interventions Ltd., an addiction treatment medical practice where he provides part time service.

Accordingly, the personal interests of our chief executive officer may come into conflict with our interests and those of our minority stockholders.  We may present Dr. Fahmy with business opportunities which are simultaneously desired.  Additionally, we may compete for time, investment capital, technical resources, key personnel, management time and other things in the future.  You should carefully consider these potential conflicts of interest before deciding whether to invest in our shares of our common stock. We have not yet adopted a policy for resolving such conflicts of interests.

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

We have never operated as a public company and our management has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.  As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the SEC.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Our management is responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting.  These public reporting requirements and controls are new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business.  Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will be required to rely on the members of our board of directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors.  Because our directors are also our officers and controlling shareholders, they are not independent.  There is a potential conflict between their or our interests and our shareholders’ interests, since our directors are also our officers who will participate in discussions concerning management compensation and audit issues that may affect management decisions.  Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30 before that time, in which case we would no longer be an emerging growth company as of the following April 30.  We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Our Common Stock

The offering price of the common shares has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

The offering price for the common shares being registered has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

Our officers and directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 6,479,739 shares of common stock outstanding, each entitled to one vote per common share, and 1,000 shares of preferred stock, each entitled to 50,000 votes per share.  Our chief executive officer and director, Dr. Abdel Fahmy, controls 2,937,300 common shares and 600 preferred shares.  Kareem Fahmy, our chief operating officer and director, controls 1,937,300 common shares and 400 preferred shares.  As such, the aggregate number of common shares controlled by our management effectively entitles them to vote approximately 89% of our outstanding common shares on all matters submitted to a vote of our common stockholders.  As a result, our management has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors.  Our management’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control.  In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  Our common stock is a “penny stock”, and is subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock does not qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock is exempt from the Penny Stock Rule in the future, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

We presently have 6,479,739 common shares outstanding.  Of these shares, 1,605,139 common shares are held by non-affiliates and 4,874,600 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.  1,355,139 of our outstanding shares held by non-affiliates are eligible for resale under Rule 144 and 4,874,600 held by affiliates are available for resale in reliance upon Rule 144.

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment.  Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Markets OTC Link.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 50,000,000 shares of common stock and 1,000 shares of preferred stock.  As of the date of this prospectus, we had 6,479,739 shares of common stock outstanding.  Accordingly, we may issue up to an additional 43,520,261 shares of common stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.  Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934.  We are required to file the necessary reports in the fiscal year that the registration statement is declared effective.  After that fiscal year and provided that we have less than 300 shareholders, we are not required to file these reports.  If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition.  In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings of our common shares; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange.  Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock even though our common shares are quoted on the OTC Markets OTC Link.  There can be no assurance that a regular trading market will develop or that if developed, will be sustained.  In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.  Our payment of any future dividends will be at the sole discretion of our board of directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors.  Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward looking statements.”  These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward looking statements.  These factors include, among others, the factors set forth above under “Risk Factors”.  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward looking statements.  We caution you not to place undue reliance on these forward looking statements.  We undertake no obligation to update and revise any forward looking statements or to publicly announce the result of any revisions to any of the forward looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

This is a best efforts offering.  Assuming we sell the maximum number of shares, we will receive net proceeds of approximately $4,920,000 after the deduction of offering expenses of $80,000.  We plan to use the proceeds of the Offering to expand our testing services to include biomarker and gene testing. The summary of the use of proceeds is shown below:

Allocation of funds
Amount raised	$420,000	$2,420,000	$4,920,000
% of Total Offering	10%	50%	100%

Allocation
Patent application for discovered biomarkers	$50,000	$50,000	$50,000
Purchase instruments to conduct genetic testing and biomarker development lab & develop software to translate findings to clinical data health care providers can use	$120,000	$750,000	$750,000
Hire chemists, scientists & staff	$120,000	$360,000	$360,000
Operational expense and raw materials	$80,000	$540,000	$900,000
Expand laboratory space-annual cost - this includes, reagents which is the most expensive par, fume hoods, disposables and other necessary lab equipment)		$100,000	$100,000
Research and development partners in order to validate the role of biomarker in the diagnosis of disease multi-center clinical trials and research with universities is necessary		$450,000	$500,000
Website development/Social Network sites for the biomarkers to market to consumers		$60,000	$120,000
Third party researchers and consultants		$60,000	$250,000
Marketing materials (print material, like brochures, flyers, catalogs and other marketing tools)			$150,000
Sales force to educate health care providers, administrators and insurance companies on how these would improve quality of health care or reduce cost)			$1,000,000
Working capital	$50,000	$50,000	$740,000(1)
Total	$420,000	$2,420,000	$4,920,000

We estimate that if the Food and Drug Administration (“FDA”) approval is required for our biomarker gene testing services, the cost could be as much as $500,000, which will reduce the amount allocated for working capital.

The above amounts and priorities for the use of proceeds represent management's estimates based upon current conditions. While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable.  Such changes could include costs associated with obtaining FDA approval of our proposed biomarker and gene testing methods.

DILUTION

The following information is based upon the Company’s unaudited balance sheet for the nine month period ended September 30, 2014, the net tangible book value of the Company’s assets as of September 30, 2014 is $1,209,796.

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering.  Dilution in the offering is primarily due to the losses previously recognized by the Company.

The net tangible book value of the Company at September 30, 2014, was $1,209,796 or $0.19 per share.  Net tangible book value represents the amount of total tangible assets less total liabilities.  Assuming that all of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of September 30, 2014, the then outstanding 6,479,739 shares of common stock plus the 5,000,000 assumed shares sold or 11,479,739 common shares, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value $6,129,796 (after deducting commissions and offering expenses) or approximately $0.54 per share.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock.  The following items influence the dilution in net tangible book value per share to new investors:

ASSUMING 5,000,000 OF THE SHARES OFFERED ARE SOLD
Public offering price per share:	$1.00
Net tangible book value per share as of September 30, 2014	$0.19
Increase per share attributable to sale of common stock to investors	$0.35
Dilution per share to investors	$0.46
Dilution as a percentage of the offering price	46%

Net tangible book value
	September 30, 2014	Offering	Post-offering
Net tangible book value	$1,209,796.00	$4,920,000.00	$6,129,796.54
Common Shares outstanding	6,479,739	5,000,000	11,479,739
Net tangible book value/per share	$0.19	$0.35	$0.54
Initial dilution to new shareholders			$0.46

ASSUMING 2,500,000 OF THE SHARES OFFERED ARE SOLD
Public offering price per share:	$1.00
Net tangible book value per share as of September 30, 2014	$0.19
Increase per share attributable to sale of common stock to investors	$0.22
Dilution per share to investors	$0.59
Dilution as a percentage of the offering price	59%

Net tangible book value
	September 30, 2014	Offering	Post-offering
Net tangible book value	$1,209,796.00	$2,420,000.00	$3,629,796.00
Common Shares outstanding	6,479,739	2,500,000	8,979,739
Net tangible book value/per share	$0.19	$0.22	$0.41
Initial dilution to new shareholders			$0.59

ASSUMING 500,000 OF THE SHARES OFFERED ARE SOLD
Public offering price per share:	$1.00
Net tangible book value per share as of September 30, 2014	$0.19
Increase per share attributable to sale of common stock to investors	$0.05
Dilution per share to investors	$0.76
Dilution as a percentage of the offering price	76%

Net tangible book value
	September 30, 2014	Offering	Post-offering
Net tangible book value	$1,209,796	$420,000	$1,629,796.00
Common Shares outstanding	6,479,739	5,000,000	6,979,739
Net tangible book value/per share	$0.19	$0.05	$0.24
Initial dilution to new shareholders			$0.76

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized stock consists of 50,000,000 shares of common stock, with $0.000001 par value and 1,000 shares of preferred stock with $0.001 par value.  There are currently 6,479,739 shares of common stock issued and outstanding and 1,000 shares of preferred stock outstanding.  Dr. Abdel Fahmy, our chief executive officer and director holds 600 shares and Kareem Fahmy, our chief operating officer and director holds 400 shares of our Series A Preferred Stock.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock.  No share of our common stock affords any cumulative voting rights.  This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends.  We currently intend to retain our entire available discretionary cash flow to finance the growth and development of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future.  Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

•

general business conditions;

•

industry practice;

•

our financial condition and performance;

•

our future prospects;

•

our cash needs and capital investment plans;

•

our obligations to holders of any preferred stock we may issue;

•

income tax consequences; and

•

the restrictions Illinois and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Stock

We are authorized to issue 1,000 shares of Series A Preferred Stock, par value of $.001 per share (the “Preferred Stock”). On January 30, 2015, we issued 600 Series A Preferred Shares to Dr. Abdel Fahmy, our Chief Executive Officer and Director and 400 Series A Preferred Shares to Kareem Fahmy, our Chief Operating Officer and Director.  Both before and after the issuance of the Series A Preferred Shares they had the ability to collectively determine the outcome of all matters submitted to our stockholders.

Each one (1) share of Series A Preferred Stock shall vote together with our common as a single class.  Each one (1) share of Series A Preferred Stock is entitled to 50,000 votes per share on all matters submitted to a vote of our stockholders.  As such, the 1,000 shares held by Dr. Abdel Fahmy and Kareem Fahmy provide them with 50,000,000 votes which enable them to determine the outcome of all matters submitted to a vote of our common stockholders.

The holders of the outstanding shares of Series A Preferred Stock are not entitled to receive dividends.  The Series A Preferred Stock is not convertible.  The shares are redeemable at the price of $1.00 per share upon the request of the holder.  The preferred shares have a stated value of $1.00 per share.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

Our common stock has been trading on the OTC Markets OTC Link under the symbol SLNZ since April 4, 2014.  The OTC Markets OTC Link is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter, or the OTC, equity securities.  Generally, this includes any equity that is not listed or traded on a national securities exchange.  The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTC Link quotation service.  These bid prices represent prices quoted by broker-dealers on the OTC Link quotation service.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTC quotation service.  These bid prices represent prices quoted by broker-dealers on the OTC quotation service.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal December 31, 2014
	High	Low
Second Quarter (April 1 – June 30)	$0.925	$0.35
Third Quarter (July 1- September 30)	$0.67	$0.50
Fourth Quarter (October 1- December 31)	$0.52	$0.35

Holders

As of the date of this registration statement, we had 48 shareholders of our common stock.

Transfer Agent and Registrar

VStock Transfer is currently the transfer agent and registrar for our common stock.  VStock Transfer’s address is 18 Lafayette Place, Woodmere, NY 11598.  Its phone number is (212) 828-8436.  Its email is info@vstocktransfer.com.

Dividends

Since inception we have not paid any dividends on our common stock.  We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs.  In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of investors to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of Our Common Stock Under Rule 144

We presently have 6,479,739 common shares outstanding.  Of these shares, 1,605,139 common shares are held by non-affiliates and 4,874,600 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.  1,355,139 of our outstanding shares held by non-affiliates are eligible for resale under Rule 144 and 4,874,600 held by affiliates are available for resale in reliance upon Rule 144.

The non-affiliate shares and the affiliates’ shares are subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov).  Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

OUR BUSINESS

General

We were formed in the State of Illinois on June 30, 2009 by Dr. Abdel Fahmy to provide specialized laboratory testing and toxicology, including drug testing, using state of the art methodologies.  Our customers are hospitals who pay us directly, drug treatment facilities, physician’s offices and other medical laboratories for whom we provide laboratory testing services for their patient and bill the patient’s insurance company.

Our principal executive office is located at 747 North Church Road, Suite F4, Elmhurst, IL 60126.  Our telephone number is (630) 424-0030.  Our website is www.softlandinglabs2.com and is not part of this prospectus.

For the year ended December 31, 2013, and December 31, 2012, we have a net income (loss) of $252,079 and ($13,238) respectively.  For the nine month period ending September 30, 2014, we have net income (loss) of $269,655. For the year ended December 31, 2013 and December 31, 2012, we had revenues of $2,539,630 and $1,289,199 respectively. For the nine months ending September 30, 2014, we had revenues of $2,374,603.

Our Operations

We provide clinical toxicology laboratory testing in Cook, DuPage, Kane, Lake, McHenry and Will Counties of Illinois for a wide variety of drug classes including: analgesic, antianxiety, anticholinergic, anticoagulant, anticonvulsant, antidepressant, antidiabetic, antihistamine, anti-inflammatory, antipsychotic, stimulant, decongestant, local anesthetic, muscle relaxant, narcotic analgesic and sedative medications.  Our tests identify 80 different drugs and substances based on the patient's urine sample.

Our Laboratory and Technology

Our facilities consist of a high complexity clinical toxicology reference laboratory.  Our testing services are performed using immunoassay and liquid chromatography and tandem mass spectrometry.  Immunoassay testing analyzes the binding of antibodies to antigens to identify and measure certain substances, high performance liquid chromatography and tandem mass spectrometry.  Chromatography is a technique for separating, identifying and quantifying the individual chemical components of substances based on the physical and chemical characteristics specific to each component.  Mass spectrometry is a technique for analyzing the individual chemical components of substances by breaking molecules into multiple electrically charged ions that are then sorted for analysis according to their mass-to-charge ratios.

Based on our local presence, program management services and advanced instrumentation and technology, we are able to deliver our tests results within 1-2 days compared to a 3-4 day turn-around time of our competitors.  Our accuracy of our tests are substances identified are summarized in the chart below:

Drug or Substance	Technology Used	Accuracy of Test
Heroin metabolite	IA	98%
Amphetamine	IA	58%
Barbiturates	IA	100%
Benzodiazepines	IA	N/A
Buprenorphine	IA	98%
Cannabinoid	IA	100%
Cocaine	IA	99%
Ecstasy	IA	100%
Methadone	IA	98%
Opiates	IA	94%
Oxycodone	IA	97%
Phencyclidine	IA	100%
Propoxyphene	IA	92%
Creatinine	Jaffe Reaction	99%
pH	Indicator Dyes	99%
Morphine	LC/MS/MS	99%+
Oxymorphone	LC/MS/MS	99%+
Hydromorphone	LC/MS/MS	99%+
Codeine	LC/MS/MS	99%+
Oxycodone	LC/MS/MS	99%+
6-AM	LC/MS/MS	99%+
Hydrocodone	LC/MS/MS	99%+
Tramadol	LC/MS/MS	99%+
Meperidine	LC/MS/MS	99%+
Norbuprenorphine	LC/MS/MS	99%+
Buprenorphine	LC/MS/MS	99%+
EDDP	LC/MS/MS	99%+
Methadone	LC/MS/MS	99%+
Diazepam	LC/MS/MS	99%+
Temazepam	LC/MS/MS	99%+
7-Amino-clonazepam	LC/MS/MS	99%+
Chlordiazepoxide	LC/MS/MS	99%+
Oxazepam	LC/MS/MS	99%+
Alpha-hydroxymidazolam	LC/MS/MS	99%+
Alpha-hydroxyalprazolam	LC/MS/MS	99%+
Nordiazepam	LC/MS/MS	99%+
Alprazolam	LC/MS/MS	99%+
2-Hydroxyethylflurazepam	LC/MS/MS	99%+
Lorazepam	LC/MS/MS	99%+
Drug or Substance	Technology Used	Accuracy of Test
Clonazepam	LC/MS/MS	99%+
Alpha-hydroxytriazolam	LC/MS/MS	99%+
Amphetamine	LC/MS/MS	99%+
MDA	LC/MS/MS	99%+
MDMA	LC/MS/MS	99%+
Methamphetamine	LC/MS/MS	99%+
Benzoylecgonine	LC/MS/MS	99%+
MDEA	LC/MS/MS	99%+
THC-COOH	LC/MS/MS	99%+
Zopiclone	LC/MS/MS	99%+
Zoplidem	LC/MS/MS	99%+
Meprobamate	LC/MS/MS	99%+
Zaleplon	LC/MS/MS	99%+
Carisoprodol	LC/MS/MS	99%+
Ritalinic acid	LC/MS/MS	99%+
Pregabalin	LC/MS/MS	99%+
Tapentadol	LC/MS/MS	99%+
Methylphenidate	LC/MS/MS	99%+
6-beta-naltrexol	LC/MS/MS	99%+
Norpseudoephedrine	LC/MS/MS	99%+
Dextromethorphan	LC/MS/MS	99%+
Dextrorphan	LC/MS/MS	99%+
Mephedrone	LC/MS/MS	99%+
MDPV	LC/MS/MS	99%+
Naphyrone	LC/MS/MS	99%+
Spice (JWH)	LC/MS/MS	99%+
BZP	LC/MS/MS	99%+
LSD	LC/MS/MS	99%+
Mitragynine	LC/MS/MS	99%+
Salvinorin	LC/MS/MS	99%+
Norketamine	LC/MS/MS	99%+
Phenobarbital	LC/MS/MS	99%+
Butalbital	LC/MS/MS	99%+
Pentobarbital	LC/MS/MS	99%+
Secobarbital	LC/MS/MS	99%+
mCPP	LC/MS/MS	99%+
TFMPP	LC/MS/MS	99%+
Phencyclidine	LC/MS/MS	99%+
Propoxyphene	LC/MS/MS	99%+

Logistics, Data and Program Management Services

We support our laboratory analysis by providing logistics management, data management and program management to our customers which includes courier services for medical specimen transportation, management programs for laboratory-based, coordination of specimen collection sites, and data collection/reporting services and delivery of results through our internet-based reporting system.

We use information systems extensively in virtually all aspects of our business, including clinical testing, test reporting, billing, and management of medical data.  We believe that our healthcare information technology systems help differentiate us favorably.  We endeavor to establish systems that create value and efficiencies for our Company, patients and customers.  The successful delivery of our services depends, in part, on the continued and uninterrupted performance of our information technology systems.  We have taken precautionary measures to prevent problems that could affect our information technology systems.

We seek to continually improve the processes for collection, handling, storage and transportation of patient specimens, as well as the precision and accuracy of analysis and result reporting.  Our quality assurance efforts focus on pre-analytic, analytic and post-analytic processes, including positive patient identification of specimens, report accuracy, proficiency testing, reference range relevance, process audits, statistical process control and personnel training for.  We also focus on the licensing, credentialing, training and competence of our professional and technical staff.  As part of our control procedures, we utilize internal proficiency testing, extensive quality control and rigorous process audits for our diagnostic information services.

We participate in external proficiency testing and have accreditation or licenses for our clinical laboratory operations from various regulatory agencies or accrediting organizations, such as the Centers for Medicare and Medicaid Services (“CMS”) and the Commission on Office Laboratory Accreditation (“COLA”). Our laboratory participates in various external quality surveillance programs. They include, but are not limited to, proficiency testing programs administered by the College of American Pathologists (“CAP”), as well as The American College of Physicians.  CAP is an independent, nongovernmental organization of board-certified pathologists approved by CMS to inspect clinical laboratories to determine compliance with the standards required by Clinical Laboratory Improvement Amendments (“CLIA”). CAP offers an accreditation program to which clinical laboratories may voluntarily subscribe. Accreditation by COLA includes on-site inspections and confirmation of participation in the CAP (or equivalent) proficiency testing program.

Customers

Hospitals represented 4.3%, 10.2%, and 10.7% of our revenues during the years ending December 31, 2012 and 2013 and nine months ending September 30, 2014.  Third party payors represented 65.6%, 76.3% and 88.4% of our revenues during the years ending December 31, 2012 and 2013 and nine months ending September 30, 2014.

No other customer represented more than 10% of our revenues during the years ending December 31, 2012 and 2013, and nine months ending September 30, 2014, respectively.

Our remaining customers during such periods were a combination of drug treatment centers, physicians, laboratories and other offices with no customer representing more than 10% of revenues during the years ending December 31, 2012 and 2013, and the nine month period ending September 30, 2014, respectively.

Payors

Other than testing we provide to hospitals, third party payors pay us for the testing services we provide.  Depending on the billing arrangement and applicable law, the payor may be (1) a third party responsible for providing health insurance coverage to patients, such as a health insurance plan or the traditional Medicare or Medicaid program, or (2) the physician or other party (such as a hospital or another laboratory) who sends the testing to us.

Health plans typically negotiate directly or indirectly with our customers.  Health plans, including managed care organizations and other health insurance providers, typically reimburse us as a contracted provider on behalf of their members for diagnostic information services performed.  Reimbursement from our five largest health plans totaled less than 80%, and no one health plan accounted for more than 50% of our net revenues in the years ending December 31, 2012, December 31, 2013 and nine months ending September 30, 2014.

The trend of consolidation among health plans has continued.  In some instances, health plans may delegate to independent physician associations or other alternative delivery systems (e.g., physician hospital organizations) the ability to negotiate for diagnostic information services on behalf of certain members.

Physicians, including both primary care physicians and specialists, laboratories and drug treatment facilities requiring toxicology and drug testing services for patients are referral sources for our services.  They determine which laboratory to recommend or use based on a variety of factors, including: service; patient access and convenience, including participation in a health plan network; quality; price; and depth and breadth of test and service offering.

Hospitals generally maintain an on-site laboratory to perform the significant majority of clinical testing for their patients and refer less frequently needed and highly specialized procedures to outside service providers such as us.  Hospitals using our services pay us directly.  We typically charge the hospitals on a negotiated fee-for-service basis.  Fee schedules for hospital reference testing services are sometimes negotiated on behalf of hospitals by group purchasing organizations.  Continuing to obtain referrals from hospitals depends on our ability to provide higher quality of services than if the hospital’s laboratory were to perform the services themselves.

Billing

We generally bill for diagnostic information services on a fee-for-service basis under one of two types of fee schedules. These fees may be negotiated or discounted.  The types of fee schedules are:

•

“Client” fees charged to our hospitals and customers for which are billed on a monthly basis.

•

“Patient” fees charged to certain third-party payors on a claim-by-claim basis.

Billing for diagnostic information services is very complicated, and we maintain compliance policies and procedures for our billing.  Patients, insurance companies, Medicare, Medicaid, physicians, drug treatment facilities and hospitals, all have different billing requirements.  Some billing arrangements require us to bill multiple payors, and there are several other factors that complicate billing (e.g., disparity in coverage and information requirements among various payors; and incomplete or inaccurate billing information provided by ordering physicians).  We incur additional costs as a result of our participation in Medicare and Medicaid programs because diagnostic testing services are subject to complex, stringent and frequently ambiguous federal and state laws and regulations, including those relating to coverage, billing and reimbursement.  Changes in laws and regulations could further complicate our billing and increase our billing expense.

Deteriorating economic conditions may adversely impact our bad debt expense.  In general, due to the potentially critical nature of our services, we perform the requested testing and report test results regardless of whether the billing information is correct or complete.  We subsequently attempt to contact the healthcare provider or patient to obtain any missing information and to rectify incorrect billing information.  Missing or incorrect information on requisitions complicates and slows down the billing process, creates backlogs of unbilled requisitions and generally increases the aging of accounts receivable and bad debt expense.  The increased use of electronic ordering reduces the incidence of missing or incorrect information.

Government Coverage and Reimbursements

Reimbursements from Government payors represent less than 10% of our laboratory testing revenue.  Government payors, such as Medicare and Medicaid, have taken steps and can be expected to continue to take steps to control the cost, utilization and delivery of healthcare services, including clinical test services.  With regard to the clinical toxicology testing services performed on behalf of Medicare beneficiaries, we must bill the Medicare program directly and must accept the carrier's fee schedule amount for covered services as payment in full.  In addition, state Medicaid programs are prohibited from paying more (and in most instances, pay significantly less) than Medicare.  Part B of the Medicare program contains fee schedule payment methodologies for clinical testing services performed for covered patients, including a national ceiling on the amount that carriers could pay under their local Medicare clinical testing fee schedules.

Marketing and Sales

We employ a small direct sales force which consists of 1 full time and 2 part-time sales representatives.  Our revenues to date have been generated by our sales force and through the contacts of our management within the medical community.

Raw Materials

The raw materials required by the laboratory for urine drug testing consist primarily of two types: specimen collection supplies and reagents for laboratory analysis.  The collection supplies include drug testing requisition forms and physician ordering forms.  Collection supplies also consist of specimen bottles and shipping supplies.  Reagents for drug testing are primarily immunoassay screening products and various chemicals used for confirmation testing.  We believe all of these materials are available at competitive prices from numerous suppliers.

Patents, Trademarks, Licensing and Other Proprietary Information

We believe that the basic technologies used to provide our toxicology and drug testing services are in the public domain and are not patentable.  We rely upon trade secret protection of certain proprietary information such as our testing procedures rather than patents, where we believe disclosure could cause us to be vulnerable to competitors that could successfully replicate our techniques and processes.

Seasonality

We believe that the laboratory testing business is subject to seasonal fluctuations because of a reduction of admissions for drug and alcohol treatment.  These seasonal fluctuations include reduced volume in the year-end holiday periods and other major holidays.  In addition, inclement weather may have a negative impact on volume thereby reducing our revenues and cash flow.

Backlog

At September 30, 2014 we did not have any significant backlog of orders.  We do not believe that sales backlog is a significant factor in our business.

Product and Professional Liability

Our laboratory testing services are primarily diagnostic and expose us to the risk of liability claims.  Our laboratories have maintained continuous professional and general liability insurance since its inception.  We carry general liability insurance in the amount of $1,000,000.  The insurance policy covers those amounts we are legally obligated to pay for damages resulting from a medical incident, which arises out of a failure to render professional services.  To date, we have not paid any material amounts for claims of this type and no material professional service claims are currently pending.

Employees

At December 31, 2013, and the nine months ending September 30, 2014, we had a total of 15 full-time employees and 4 part time employees as follows:

Our full time employees are as follows:

•

6 Toxicology Chemists

•

3 Clinical Supervisors

•

3 Administrative and Clerical Staff

•

1 Accounting / Bookkeeping

•

1 Sales

•

4 Specimen Collectors

Our part time employees are as follows:

•

1 Administrative and Clerical Staff

•

1 Accounting / Bookkeeping

Our employees are not covered by any collective bargaining agreements and we have not experienced any work stoppages.  We believe that we maintain good relations with our employees.

Competition

We compete in a highly competitive, industry.  We primarily compete with three types of clinical testing providers: commercial clinical laboratories, hospital-affiliated laboratories and physician-office laboratories.  Our largest commercial clinical laboratory competitors are Quest Diagnostics and Laboratory Corporation of America Holdings, Inc.  In addition, we compete with many smaller regional and local commercial clinical laboratories and specialized esoteric laboratories.

We complete primarily on the basis of test turn-around time, the reliability and accuracy of test results, price structure, service, transportation and collection network, and the ability to establish relationships with hospitals, physicians and users of drug abuse testing programs.  Many of the segments competitors and potential competitors have substantially greater financial and other resources than we do.

The laboratory services drugs-of-abuse industry is consolidating.  The consolidation is being driven by customers’ desires to minimize the number of laboratories they work with, the need for operating efficiencies in the form of critical mass (testing volumes), required investment levels and government regulation.  In light of these forces, we face an increasing challenge to differentiate ourselves through our technology and value-added services, such as turn-around time, diversity of testing services, collection site management, training and technical support and expertise.  Our ability to successfully compete in the future will be based on our ability to maintain our quality and customer service, maintaining efficiencies and low cost operations and developing new testing services.

Regulation

We are subject to or impacted by extensive and frequently changing laws and regulations at both the federal and state levels.  These laws and regulations include regulations particular to our business, and laws and regulations relating to conducting business generally.  We cannot predict whether future changes in governmental regulations might significantly increase compliance costs or adversely affect the time or cost required to develop and introduce new clinical testing services.  We are subject to inspections and audits by governmental agencies.  Set forth below are highlights of the key regulatory schemes applicable to our businesses.

These agencies have the authority to take various administrative and legal actions against us for non-compliance, such as fines, product suspensions, submission of warning letters, recalls, product seizures, injunctions and other civil and criminal sanctions, any of which could have an adverse effect on our financial condition.

Centers for Medicare and Medicaid Services (“CMS”)

The Clinical Laboratory Improvement Act (“CLIA”), introduced in 1992, requires that all in-vitro diagnostic products be categorized as to level of complexity.  The complexity category to which a clinical laboratory test system is assigned may limit the number of laboratories qualified to use the test system, thus impacting product sales.  We are licensed as a high complexity laboratory and are accredited by the COLA Laboratory Accreditation Program.

Health Insurance Portability and Accountability Act (“HIPAA”)

We are committed to safeguarding the privacy and confidentiality of our patients’ protected health information.  Our policy is to be in compliance with the requirements of federal and Illinois  state law related to protecting the privacy of health information, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR, Parts 160 and 164 - commonly called the “HIPAA Final Privacy Rule”). We comply with out-of-state regulations as applicable.  We have compiled several policies and procedures that outline the steps that are taken to ensure compliance with the HIPAA privacy standards and Illinois state laws related to protected health information.  All employees receive appropriate training on these policies and procedures, and it is the responsibility of each individual to follow the policies and procedures in the performance of their jobs.

CLIA and State Clinical Laboratory Licensing

All of our laboratories and, where applicable, patient service centers, are licensed and accredited as required by the appropriate federal and state agencies.  Clinical Laboratory Improvement Amendments regulate virtually all clinical laboratories by requiring that they be certified by the federal government and comply with various technical, operational, personnel and quality requirements intended to ensure that the services provided are accurate, reliable and timely.

Fraud and Abuse

Federal anti-kickback laws and regulations prohibit making payments or furnishing other benefits to influence the referral of tests billed to Medicare, Medicaid or certain other federal or state healthcare programs.  The penalties for violation of these laws and regulations may include monetary fines, criminal and civil penalties and/or suspension or exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Several states have similar laws.

In addition, federal and state anti-self-referral laws generally prohibit Medicare and Medicaid payments for clinical tests referred by physicians who have a personal investment in, or a compensation arrangement with, the testing laboratory.  Some states also have similar laws that are not limited to Medicare and Medicaid referrals and could also affect investment and compensation arrangements with physicians.

Additionally the State of Illinois has its own anti-kickback laws and anti-self-referral laws which mostly pertain to private insurances.

Food and Drug Administration

The FDA has regulatory responsibility over, among other areas, instruments, testing kits, reagents and other devices used by clinical laboratories to perform diagnostic testing in the United States.  Certain instrumentation used for drug testing must be cleared by the FDA prior to being used by our laboratory.  The companies which manufacture these products has to obtain such FDA clearance before we purchase the products from them.

Tests that are performed by instruments which have not received FDA clearance require certain process of validation, calibration, quality control as well as proficiency testing.   FDA has been discussing possibly regulating laboratory developed tests but a decision has not yet been finalized in regards to drug testing products.  The FDA has announced several regulatory and guidance initiatives that may impact the clinical laboratory testing business, including by increasing regulation of Laboratory Developed Tests and analyte specific reagents.  If finalized, these initiatives could have a significant impact on our business.  The regulatory approach adopted by the FDA may lead to an increased regulatory burden on us.  The approach may hinder our ability to develop and market new services, cause an increase in the cost of our services, delay our ability to introduce new tests or hinder our ability to perform testing.  The approach also may result in increased product cost, a delay in obtaining needed supplies, or, if a manufacturer withdraws its products from the market, an inability to obtain needed supplies.  These matters could have a material adverse effect on our business and our financial condition, results of operations and cash flows.

Environmental, Health and Safety

Our laboratory receives and uses small quantities of hazardous chemicals in its operations and is licensed to handle and dispose of such chemicals and materials.  We comply with all federal, state and local regulations regarding the safe handling, storage and disposal of such chemicals and materials.  Employees working with chemicals are trained initially regarding safe practices, procedures and policies and also participate in annual safety reviews.  Periodic inspections by laboratory accrediting agencies and local authorities assure adherence to safe practices and compliance with applicable regulations.

We are subject to laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials.  For purposes of transportation, some biological materials and laboratory supplies are classified as hazardous materials and are subject to regulation by one or more of the following agencies: the U.S. Department of Transportation, the U.S. Public Health Service, the United States Postal Service and the International Air Transport Association.  We generally use third-party vendors to dispose of regulated medical waste, hazardous waste and radioactive materials and contractually require them to comply with applicable laws and regulations.

Privacy and Security of Health and Personal Information

We are required to comply with laws and regulations in the United States (at the federal and state levels) regarding protecting the security and privacy of certain healthcare and personal information.  These privacy and security laws include the federal Health Insurance Portability and Accountability Act, as amended, and the regulations thereunder (collectively, “HIPAA”).  The HIPAA security regulations establish requirements for safeguarding protected health information.  The HIPAA privacy regulations establish comprehensive federal standards regarding the uses and disclosures of protected health information.  Together, these laws and regulations establish a complex regulatory framework on a variety of subjects, provide for penalties for non-compliance, and may require a healthcare provider to notify individuals or the government if the provider discovers certain breaches of unsecured personal or a patient's protected health information.  The regulations were revised in early 2013. We have maintained policies and practices designed to meet applicable requirements, and plan to update them to address the new regulations.

Compliance

We seek to conduct our business in compliance with all applicable laws and regulations.  Many of the laws and regulations applicable to us, however, including many of those relating to billing, reimbursement of tests and relationships with physicians and hospitals, are vague or indefinite or have not been interpreted by the courts.  They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations, including our pricing and/or billing practices.  The applicability or interpretation of laws and regulations also may not be clear in light of emerging changes in clinical testing science and healthcare technology.  Such occurrences, regardless of their outcome, could, among other things:

•

increase our operating costs including, but not limited to, those costs associated with providing our clinical testing information services and administrative requirements related to billing;

•

decrease the amount of reimbursement related to our services;

•

damage our reputation; and/or

•

adversely affect important business relationships with our customers and third party payors.

If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, fines, exclusion from participation in governmental healthcare programs and the loss of various licenses, certificates and authorizations necessary to operate our business, as well as incur additional liabilities from third party claims, all of which could have a material adverse effect on our business.  Certain federal and state statutes, regulations and other laws, including the qui tam provisions of the federal False Claims Act, allow private individuals to bring lawsuits against healthcare companies on behalf of government payors, private payors and/or patients alleging inappropriate billing practices.

The federal or state governments may bring claims based on theories as to our current practices that we believe are lawful.  The federal and state governments have substantial leverage in negotiating settlements since the amount of potential damages far exceeds the rates at which we are reimbursed, and the government has the remedy of excluding a non-compliant provider from participation in the Medicare and Medicaid programs.  Reimbursement from traditional Government programs like Medicare and Medicaid programs represented less than 10% of our net revenues during the year ending December 31 2013, and nine months ending September 30, 2014.  We believe that, based on our experience with settlements and public announcements by various government officials, the federal and state governments continue to strengthen their enforcement efforts against healthcare fraud.  In addition, legislative provisions relating to healthcare fraud and abuse provide government enforcement personnel substantially increased funding, powers, penalties and remedies to pursue suspected cases of fraud and abuse.

We regularly conduct in-depth reviews of procedures and facilities to assure regulatory compliance throughout our operations.  We conduct annual training of our employees on these compliance policies and procedures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  We continually evaluate our estimates, including those related to patient receivables, revenues, stock-based compensation and income taxes.  We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Net Patient Service Revenue

The Company generates revenues from its hospital customers who the Company bills and receives payment directly and from patients who are referred by various institutions and for whom the Company bills their insurance companies as third party payors.

The Company accounts for net patient service revenue in accordance with FASB ASC 954-605, “Health Care Entities, and Revenue Recognition”.  Revenues are recognized in the period that the services are provided and billed to the payor.  The Company does not have contracts with third-party payors.  However, the Company does bill third-party payors, primarily insurance companies that provide for payments at reimbursement amounts different from, and generally less than its established rates.  Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payors, and others, in the aggregate for services rendered (net of contractual allowances and discounts) and is presented in the Statement of Operations net of bad debt provisions.  The adjustments for the reimbursement amounts and bad debt are estimated based on historical experience of the Company and adjusted prospectively, as needed, in future periods.

Patient Accounts Receivable

Patient accounts receivable are stated at net realizable value.  The Company maintains allowances for third party reimbursement amounts which differs from the Company’s billing rates and for uncollectible accounts for estimated losses resulting in a payor’s inability to make payments on accounts.  The Company estimates the allowance based on management’s assessment in the aggregate of historical and expected net collections considering historical and current business and economic conditions, trends in healthcare coverage, and other collection indicators.  Accounts are generally written off when collection efforts have been exhausted.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic No. 718.  For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes method for stock options.  The expense is recognized over the service period for awards expected to vest.  For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the prorated compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date shall equal the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete.  The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised.  The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Income Taxes

The Company is recognized as a C corporation with the Internal Revenue Service (“IRS”) of the United States of America and is subject to federal and state income taxes on related income.  Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates.

The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Recent Accounting Pronouncements

There are no new accounting pronouncements that the Company expects to have a material effect on the future financial position of the Company or the results of its’ operations.

Results of Operations

Comparison of Results of Operations for the Nine Months Ended September 30, 2014 and 2013

The following comparative analysis on results of operations was based primarily on the comparative financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. The results discussed below are for the nine months ended September 30, 2014 and 2013.

Revenues

The Company had net patient services revenues of $2,374,603 and $1,544,714 for the nine months ended September 30, 2014 and 2013, respectively, an increase of $829,889 or 53.7%.  The increase in revenue for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013 is primarily as a result of continued acquisition of new customers in 2014 as well as growth in toxicology testing.   Revenue includes reimbursement amounts billed to Medicare, Medicaid and private insurance companies.  These amounts are reflected at the gross amount billed less contractual allowances, and less bad debt expenses.

Operating Expenses

The total operating expenses were $1,850,645 and $1,286,168 for the nine months ended September 30, 2014 and 2013, respectively, an increase of $564,477 or 43.8%. For the nine months ended September 30, 2014 and 2013, operating expenses consisted of the following:

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Depreciation and amortization	$ 124,313	$ 92,363
General and administrative expenses	192,084	85,930
Labs supplies	258,818	297,450
Medical records supplies	10,596	7,587
Occupancy	66,443	44,670
Purchased services	512,722	220,450
Salaries, fringe benefits and other compensation	685,669	537,718
Total operating expenses	$ 1,850,645	$ 1,286,168

▪

Depreciation and amortization expenses for the nine months ended September 30, 2014, increased by $31,950 or 34.5% as compared to nine months ended September 30, 2013.  This increase is primarily attributable to an increase in depreciable assets.

▪

General and administrative expenses were $192,084 for the nine months ended September 30, 2014 as compared to $85,930 for the nine months ended September 30, 2013, an increase of $106,154 or 123.5%.  General and administrative expenses consist of expenses paid for insurance, office supplies, equipment repairs and maintenance, and other general operating costs.

▪

Lab supplies were $258,818 for the nine months ended September 30, 2014 compared to $297,450 for the nine months ended September 30, 2013, a decrease of $38,632 or 12.9%.  In 2014, we changed the testing methodology to utilize a more efficient testing methodology.  This decrease is primarily attributed to decrease in the amount of lab supplies needed for the new testing methodology.

▪

Medical records supplies were $10,596 for the nine months ended September 30, 2014 compared to $7,587 for nine months ended September 30, 2013, an increase of $3,009 or 39.6%.  This is primarily attributed to the increase in the number of toxicology tests performed.

▪

For the nine months ended September 30, 2014, occupancy costs increased by $21,773 or 48.7% as compared to nine months ended September 30, 2013.  This is increase is primarily attributable to expansion of lease office space that was required as staffing increased.

▪

For the nine months ended September 30, 2014, purchased services expense was $512,722 compared to $220,450 for the nine months ended September 30, 2013, an increase of $292,272 or 132.5%.  Purchased services expenses consist of professional and consulting fees. In 2014 we had new financial accounting and audit fees of $42,773 that we did not have in 2013.  We also incurred increased legal fees of $49,113 pertaining to the S-1 filing and $10,000 pertaining to new business line expansion in 2014 that we did not have in 2013.  Billing services for the nine months ended September 30, 2014 was $98,010 as compared to $51,301 for the nine months ended September 30, 2013, an increase of $46,709.  This is primarily attributed to increase in revenue in 2014.  We had new consulting fees of $123,183 for the nine months ended September 30, 2014. There were no consulting fees incurred for the nine months ended September 30, 2013

▪

Salaries, fringe benefits and other compensation for nine months ended September 30, 2014 was $685,669 compared to $537,718 for the nine months ended September 30, 2013 an increase of $147,951 or 27.5%.  The increase was due to staffing increases and merit increases.

Income from Operations

As a result of the factors described above, for the nine months ended September 30, 2014, income from operations amounted to $523,958 as compared to income from operations of $258,546 for the nine months ended September 30, 2014, an increase of $265,412 or 102.6%.

Other income (expense).

Other income (expense) consists of interest expense.  For the nine months ended September 30, 2014 total other expense amounted to $20,492 as compared to other expense of $35,489, a decrease of $14,997 or 42.2%.  This decrease was attributable to a decrease in the bank loan balance in 2014 vs. 2013 and pay off of certain bank loans.

Income tax expense

The Company incurred current and deferred income tax expense of $233,811 and $250,858 for the nine months ended September 30, 2014 and 2013 respectively.  The decrease is a function of our use of estimates for interim reporting and our taxable income which is not necessarily correlated with our pre-tax income for financial reporting purposes.

Net Income (loss)

As a result of the foregoing, our net income was $269,655, or $0.04 per share (basic and diluted), for the nine months ended September 30, 2014, as compared to net loss of $(27,801) or $0 per share (basic and diluted) for the nine months ended September 30, 2013.

Comparison of Results of Operations for the Years Ended December 31, 2013 and 2012

The following comparative analysis on results of operations was based primarily on the comparative financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report.  The results discussed below are for the fiscal year ended December 31, 2013 and 2012.

Revenues

The Company had net patient services revenues of $2,539,630 and $1,298,199 in the years ended December 31, 2013 and 2012, respectively, an increase of $1,241,431 or 95.6%.  The increase in revenue for the year ended December 31, 2013 as compared to the year ended December 31, 2012 is primarily as a result of acquiring new customers and growth in toxicology testing.  Revenue includes reimbursement amounts billed to Medicare, Medicaid and private insurance companies.  These amounts are reflected at the gross amount billed less contractual allowances, and less bad debt expenses

Operating Expenses

The total operating expenses from continuing operations was $1,898,172 and $1,218,376 in the years ended December 31, 2013 and 2012, respectively, an increase of $679,796 or 55.7%.  For the years ended December 31, 2013 and 2012, operating expenses consisted of the following:

	Year Ended December 31,2013	Year Ended December 31,2012
Depreciation and amortization	$ 123,498	$ 69,874
General and administrative expenses	151,251	131,012
Labs supplies	335,206	301,444
Medical records supplies	21,528	5,383
Occupancy	58,111	24,429
Purchased services	330,675	191,227
Salaries, fringe benefits and other compensation	877,903	495,007
Total operating expenses	$ 1,898,172	$ 1,218,376

▪

Depreciation and amortization expenses for the year ended December 31, 2013, increased by $53,624 or 76.7% as compared to December 31, 2012.  This increase is primarily attributable to an increase in depreciable assets.

▪

General and administrative expenses were $151,251 for the year ended December 31, 2013 as compared to $131,012 for the year ended December 31, 2012, an increase of $20,239 or 15.4%.  General and administrative expenses consist of expenses paid for insurance, office supplies, equipment repairs and maintenance, and other general operating costs.

▪

Lab supplies were $335,206 for the year ended December 31, 2013 compared to $301,444 for the year ended December 31, 2012, an increase of $33,762 or 11.2%.  The number of toxicology tests performed does not have a direct correlation to the lab supplies.  The tests are dependent on the lab equipment, for which some components like fluids, salts, etc. need replacement periodically rather than per each test performed.

▪

Medical records supplies were $21,528 for the year ended December 31, 2013 compared to $5,383 for the year ended December 31, 2012, an increase of $16,145 or 299.9% as compared to year ended December 31, 2012.  This is primarily attributed to the increase in the number of toxicology tests performed.

▪

For the year ended December 31, 2013, occupancy costs increased by $33,682 or 137.8% as compared to year ended December 31, 2012.  This is increase is primarily attributable to expansion of lease office space that was required as staffing increased.

▪

For the year ended December 31, 2013, purchased services expense was $330,675 compared to $191,227 an increase of $139,448 or 73%.  Purchased services expenses consist of professional and consulting fees.

▪

Salaries, fringe benefits and other compensation for the year ended December 31, 2013 was $877,903 compared to $495,007 for the year ended December 31, 2012 an increase of $382,896 or 77%.  The increase was due to staffing increases and merit increases.

Income from Operations

As a result of the factors described above, for the year ended December 31, 2013, income from operations amounted to $641,458 as compared to income from operations of $70,823 for the year ended December 31, 2012, an increase of $570,635 or 806%.

Other income (expense).

Other income (expense) consists of interest expense.  For the year ended December 31, 2013, total other expense amounted to $44,902 as compared to other expense of $54,326, a decrease of $9,424 or 17.3%. This decrease was attributable to a decrease in the bank loan balance in 2013 and pay off of certain bank loans.  In addition, interest expense includes $6,028 in 2013 and $24,113 in 2012 of debt discount amortization related to the convertible promissory notes which were converted to common stock in March 2013.

Income tax expense

The Company incurred current and deferred income tax expense of $344,477 and $29,735 in 2013 and 2012 respectively.  The increase is due to an increase in our taxable income.

Net Income (loss)

As a result of the foregoing, Soft Landing Labs net income was $252,079, or $0.04 per share (basic and diluted), for the year ended December 31, 2013, as compared to net loss of $(13,238) or $0 per share (basic and diluted) for the year ended December 31, 2012.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.

At September 30, 2014 we had working capital of $892,545, made up of current assets of $1,346,313 and current liabilities of $453,768.  The current asset balance is comprised of cash and cash equivalents of $950,704, patient accounts receivable of $328,942, and prepaid taxes of $66,667.  Included in current liabilities is $44,359 in accounts payable, $66,620 in accrued liabilities, $207,743 in income taxes payable and $135,046 in current portion of notes payable.

At December 31, 2013 we had working capital of $461,844, made up of current assets of $763,275 and current liabilities of $301,431.  The current asset balance is comprised of cash and cash equivalents of $431,687 and patient accounts receivable of $331,588.  Included in current liabilities is $11,542 in accounts payable, $41,635 in accrued liabilities, $119,740 in income taxes payable and $128,514 in current portion of notes payable.

At December 31, 2012 we had a working capital deficit of $217,799, made up of current assets of $254,183 and current liabilities of $471,982.  The current asset balance is comprised of cash and cash equivalents of $108,390, patient accounts receivable of $104,983, prepaid taxes of $11,946 and receivable due from related parties of $28,864.  Included in current liabilities is $34,581 in accounts payable, $26,322 in accrued liabilities, $243,972 in convertible promissory notes,  $38,670 in current portion of notes payable and $128,437 in current portion of leases payable.

Liquidity and Capital Resource Considerations

Our primary uses of cash have been for equipment purchases, laboratory supplies, compensation and professional fees. All funds received have been expended in the furtherance of growing the business.  The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•

An increase in working capital requirements to finance our operations,

•

Addition of administrative and professional personnel as the business grows, and

•

The cost of being a public company.

We currently have no material commitments for capital expenditures, except for normal recurring trade payables, expense accruals and operating leases, all of which we anticipate funding through our current cash balance and funds provided by operating activities. We believe our existing cash and cash equivalents, and cash provided by operating activities will be sufficient to meet our working capital and capital expenditure needs over at least the next twelve months. In the event that our revenue plan does not meet our expectations, we may eliminate or curtail expenditures to mitigate the impact on our working capital. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities and the expansion of our testing services. Moreover, to the extent that existing cash, cash equivalents, cash from operations, and cash from short-term borrowing are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Our revenues have been steadily increasing primarily as a result of continued acquisition of new customers in as well as growth in toxicology testing.  We believe we will continue grow as we expand our sales and marketing activities.

Cash Flows

For the Year Ended December 31, 2013 and 2012

Net cash flow provided by operating activities was $686,493 for the year ended December 31, 2013 as compared to net cash flow provided by operating activities of $64,794 for the year ended December 31, 2012, an increase of $621,699.

Net cash flow provided by operating activities for the year ended December 31, 2013 reflected net income of $252,079 and the add-back of stock-based expenses including loss on notes conversion of $96,399, warrants issued for services of $118,517, provision for depreciation and amortization of $122,745, amortization of debt discount of $6,028, provision for bad debt of $190,781, deferred taxes of $166,418, offset by the changes in operating assets and liabilities consisting of a increase in accounts receivable of $417,386, a decrease in prepaid taxes of $11,946, increase in prepaid expense of $1,912, a decrease in accounts payable and accrued expense of  $7,726, an increase income tax payable of $119,740 and a decrease in the amount due from related party of $28,864.

Net cash flow provided by operating activities for the year ended December 31, 2012 reflected a net loss of $13,238 and the add-back of stock-based expenses of $52,800, provision for depreciation and amortization of  $69,610, amortization of debt discount of $24,113, provision for bad debt of $309,572, deferred taxes of $29,735, offset by the changes in operating assets and liabilities consisting of an increase  in accounts receivable of $361,488, an increase of prepaid taxes of $11,946, an increase in prepaid expense of $11,058, an increase in accounts payable and accrued expense of  $30,489, a decrease in income tax payable of $3,672 and decrease of  amount due from related party of $50,123.

Net cash flow used in investing activities was $500,432 for the year ended December 31, 2013 as compared to $380,783 for the year ended December 31, 2012. Net cash used in investing activities for the year ended December 31, 2013 was $500,432 which was used in the acquisition of laboratory equipment. Net cash used in investing activities for the year ended December 31, 2012 was $380,783 which was used in the acquisition of laboratory and equipment.

Net cash flow provided by financing activities was $137,236 for the year ended December 31, 2013 as compared to $225,795 for the year ended December 31, 2012. During the year ended December 31, 2013, we received proceeds from notes payable of $259,973, proceeds from sale of common stock of $5,700 and made repayments of lease payable of $128,437. During the year ended December 31, 2012, we received proceeds from notes payable of $195,886, and lease payable amount was $29,909.

For the Nine Months ended September 30, 2014 and 2013

Net cash flows provided by operating activities was $693,808 for the nine months ended September 30, 2014 as compared to net cash flow provided by operating activities of $244,432 for the nine months ended September 30, 2013, an increase of $449,376.

Net cash flows provided by operating activities for the nine months ended September 30, 2014 reflected net income of $269,655 and the add-back of stock-based expenses of $58,333, provision for depreciation  of $123,715, provision for bad debt of $193,734, deferred taxes of $95,806, offset by the changes in operating assets and liabilities consisting of a increase in accounts receivable of $191,088, an increase in prepaid expenses of $2,151, an increase in accounts payable and accrued expense of $57,802, and increase income tax payable of $88,002.

Net cash flow provided by operating activities for the nine months ended September 30, 2013 reflected a net loss of $27,801 and the add-back of stock-based expenses including loss on notes conversion of $96,399, provision for depreciation of $91,809, amortization of debt discount of $6,028, provision for bad debt of $113,510, offset by the changes in operating assets and liabilities consisting of an increase in accounts receivable of $216,667, an increase of amount due to related parties of $13,790, an increase of prepaid expenses of $2,110, a decrease of accounts payable and accrued expense of $7,431,and an increase in  income tax payable of $204,485.

Net cash flows used in investing activities was $79,705 for the nine months ended September 30, 2014 as compared to $480,154 for nine months ended September 30, 2013.  Net cash used in investing activities for the nine months ended September 30, 2014 of $79,705 which was used in the acquisition of laboratory equipment.  Net cash used in investing activities for the nine months ended September 30, 2013 of $480,154 which was used in the acquisition of laboratory equipment.

Net cash flow provided by (used in) financing activities was $(95,086) for the nine months ended September 30, 2014 as compared to $331,827 for nine months ended September 30, 2013.  During the nine months ended September 30, 2014, we made repayments of lease payable of $95,086.  During the nine months ended September 30, 2013, we received proceeds from notes payable of $370,037, proceeds from sale of common stock of $5,700 and made payments of lease payable of $43,910.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

Not required for smaller reporting companies.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Emerging Growth Company

We are an emerging growth company under the JOBS Act.  We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•

The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement.

•

The date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•

The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.  Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors.  Executive officers are elected annually by our board of directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Dr. Abdel Fahmy	48	Chief Executive Officer and Director
Kareem Fahmy	33	Chief Operating Officer and Director

Dr. Abdel Fahmy, Chief Executive Officer and Director

We were founded by Dr. Abdel Fahmy on June 30, 2009.  Since that time, Dr. Fahmy has been our Chief Executive Officer and a director.  From 2004 to 2011, Dr. Fahmy was a Medical Director at Access Community Health Network the nation’s largest federally qualified health center.  In 2006, Dr. Fahmy founded, owns and is the executive director of Soft Landing Interventions Ltd., an Illinois corporation and addiction treatment medical practice that provides services to patients from twelve (12) different states.

Dr. Fahmy is double board certified in Internal Medicine and Addiction Medicine.  He was the President of the Illinois Society of Addiction Medicine from years 2007 until 2009, and an executive member of the Clinical Trial Networks, the Clinical trial arm of the National Institute on Drug Abuse, acting as the Chair of the Illinois Advisory Board on Alcohol and Substance Abuse as of 2012, and serving as the Program Director for the Screening Brief Intervention and Referral Treatment Grant provided by the Substance Abuse and Mental Health Service Agency in 2008-2011.

As our director, Dr. Fahmy brings his experience as a physician and in the clinical drug testing industry.  Dr. Fahmy provides full time service to our business.

Kareem Fahmy, Chief Operating Officer and Director

Since our inception on June 30, 2009, Kareem Fahmy has been the Company’s Chief Operating Officer and a director.  Mr. Fahmy is certified by the Project Management Institute as a Project Management Professional.  From January 2008 to April 2009, Mr. Fahmy was the manager of operations at Soft Landing Interventions Ltd.

Kareem Fahmy holds a Master’s Degree from the Illinois Institute of Technology in Industrial Operations and Technology (MITO) and a Bachelor of Science degree in Thermal and Chemical Engineering from Ain Shams University, Cairo, Egypt.

As our director, Mr. Fahmy brings his experience in our day to day operations.  Mr. Fahmy provides full time service to our business.

Family Relationships

Dr. Abdel Fahmy, our chief executive officer and director and Kareem Fahmy, our chief operating officer and director are brothers.

Other than the foregoing, there are no family relationships among our directors and executive officers and shareholders.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; or

•

Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Business Conduct and Ethics

We do not have any standing audit, nominating, and compensation committees of the board of directors, or committees performing similar functions.  We do not currently have a Code of Ethics applicable to our principal executive, financial, or accounting officer.  All board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the years ending December 31, 2013 and 2014.

Name and Principal Position	Year Ended Dec. 31	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Dr. Abdel Fahmy, (1)(2) Chief Executive Officer, Director	2014	$150,000	$26,094	0	0	0	0	0	$176,094
	2013	$155,538	$4,000	0	67,339(1)	0	$55,196	0	$282,073

Kareem Fahmy, (3)(4) Chief Operating Officer, Director	2014	$90,610	$12,635	0	0	0	0	0	$103,245
	2013	$80,961	$2,000	0	44,893(2)	0	$18,852	0	$146,706

(1)

On October 23, 2013, we issued 3,000,000 common stock purchase warrants to Dr. Abdel Fahmy.  Each one (1) warrant is exercisable by the holder at the price of $1.50 per share until March 31, 2015.  We valued these warrants at $.022 per share or an aggregate of $67,339.

(2)

On January 30, 2015, we issued 600 shares of our Series A Preferred Stock to Dr. Abdel Fahmy, our chief executive officer and director for services rendered to us.  Each one (1) Shares of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Dr. Fahmy with 30,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 600 Series A Preferred Shares issued to Dr. Fahmy at $1.00 per share or an aggregate of $600.

(3)

On October 23, 2013, we issued 2,000,000 common stock purchase warrants to Mr. Fahmy.  Each one (1) warrant is exercisable by the holder at the price of $1.50 per share until March 31, 2015. We valued these warrants at $.022 per share or an aggregate of $44,893.

(4)

On January 30, 2015, we issued 400 shares of our Series A Preferred Stock to Mr. Fahmy for services rendered to us.  Each one (1) Shares of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Mr. Fahmy with 20,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 400 Series A Preferred Shares issued to Mr. Fahmy at $1.00 per share or an aggregate of $400.

Employment Agreements with Management

On February 1, 2015, we entered into an employment agreement with Dr. Abdel Fahmy, our chief executive officer and director, to provide services to us.  The agreement has a term of five years and requires us to pay an annual salary of $150,000 to Dr. Fahmy for his services.  The agreement provides for bonuses as determined from time to time by our board of directors.

On February 1, 2015, we entered into an employment agreement with Kareem Fahmy, our chief operating officer and director, to provide services to us.  The agreement has a term of five years and requires us to pay an annual salary of $95,000 to Mr. Fahmy for his services.  The agreement provides for bonuses as determined from time to time by our board of directors.

Our board of directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time.  The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Director Compensation

Our directors do not receive any other compensation for serving on the board of directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan.  All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan.  We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.  Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 1, 2015, we entered into an employment agreement with Dr. Abdel Fahmy, our chief executive officer and director, to provide services to us. The agreement has a term of five years and requires us to pay $150,000 annual salary to Dr. Fahmy for his services.  The agreement provides for bonus as determined from time to time by our board of directors.

On February 1, 2015, we entered into an employment agreement with Kareem Fahmy, our chief operating officer and director, to provide services to us. The agreement has a term of five years and requires us to pay $95,000 annual salary to Dr. Fahmy for his services.  The agreement provides for bonus as determined from time to time by our board of directors.

On January 30, 2015, we issued 600 shares of our Series A Preferred Stock to Dr. Abdel Fahmy, our Chief Executive Officer and Director for services rendered to us.  Each one (1) share of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Dr. Fahmy with 30,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 600 Series A Preferred Shares issued to Dr. Fahmy at $1.00 per share or an aggregate of $600.

On January 30, 2015, we issued 400 shares of our Series A Preferred Stock to Mr. Fahmy for services rendered to us.  Each one (1) share of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Mr. Fahmy with 20,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 400 Series A Preferred Shares issued to Mr. Fahmy at $1.00 per share or an aggregate of $400.

On October 23, 2013, we issued 3,000,000 common stock purchase warrants to Dr. Abdel Fahmy.  Each one (1) warrant is exercisable by the holder at the price of $1.50 per share until March 31, 2015.  We valued the warrants at $0.022 per share or an aggregate of $67,339

On October 23, 2013, we issued 2,000,000 common stock purchase warrants to Kareem Fahmy.  Each one (1) warrant is exercisable by the holder at the price of $1.50 per share until March 31, 2015.  We valued the warrants at $0.022 per share or an aggregate of $44,893.

On July 23, 2010, we issued 3,000,000 common shares to Dr. Abdel Fahmy, our founder, chief executive officer and director. We valued these shares at $0.0002 per share or an aggregate of $600.

On July 23, 2010, we issued 2,000,000 common shares to Kareem Fahmy, our chief operating officer and director. We valued these shares at $0.0002 per share or an aggregate of $600.

For the year ending December 31, 2013 and nine months ending September 30, 2014,  we paid the father of Dr. Abdel Fahmy, our chief executive officer and director, and Kareem Fahmy, our chief operating officer and director as an independent consultant $95,200 and $76,000, respectively.

Until April of 2012, we shared offices with Soft Landing Interventions Ltd., an Illinois corporation controlled by Dr. Abdel Fahmy, our chief executive officer and director.  Dr. Abdel Fahmy, our chief executive officer and director is the executive director and office manager of Soft Landing Interventions.  Also, both companies shared expenses of some employees and participated in certain general and administrative expenses.  These salaries and other general and administrative expenses are allocated to companies either on a percentage basis or based on actual usage.  Management believes such allocations are reasonable.

We charged $5,103 and $20,049 in 2013 and 2012, respectively, for employees loaned to an affiliate, Soft Landing Interventions Ltd. and such charge reduced the salaries expense in our statement of operations.

In 2012, we transferred the book value of certain lab equipment from an affiliate in the amount of $174,880 and their associated lease obligations of $98,528.  The affiliate was subsequently dissolved in 2012.

Cash flow advances were made between the companies and our officers as needed during the years ended December 31, 2013 and 2012.

As of December 31, 2013 and 2012, we had a net receivable of $0 and $28,864, respectively, from the father of our chief executive officer and director, and chief operations officer and director.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

•

Any of our directors or officers;

•

Any proposed nominee for election as our director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or

•

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise.  Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 747 North Church Road, Suite F4, Elmhurst, IL 60126.

Title of Class	Position	Amount of Beneficial Ownership (1)	Direct Ownership	Indirect Ownership	Percent of Class
Common	Dr. Abdel Fahmy, Chief Executive Officer (2)(3)	2,937,300	2,937,300	N/A	45.3%
Common	Kareem Fahmy, Chief Operating Officer (2)(4)	1,937,300	1,937,300	N/A	39.7%
Common	All officers and directors as a group (2 persons)	4,874,600	4,874,600	N/A	85%
Series A Preferred Shares	Dr. Abdel Fahmy, Chief Executive Officer	600	600	N/A	60%
Series A Preferred Shares	Kareem Fahmy, Chief Operating Officer	400	400	N/A	40%
Series A Preferred Shares	All officers and directors as a group (2 persons)	1,000	1,000		100%

(1)

Based on 6,479,739 shares of common stock issued and outstanding as of February 6, 2015.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)

Dr. Abdel Fahmy and Kareem Fahmy are brothers.

(3)

The amount reflected does not include 3,000,000 common stock purchase warrants to Dr. Abdel Fahmy on October 23, 2013, which expire on March 31, 2015. We valued these warrants at $0.022 per share or an aggregate of $67,339.  On July 23, 2010, we sold 3,000,000 common shares to Dr. Abdel Fahmy, our founder, chief executive officer and director for the price of $.0002 per share or an aggregate of $600. On January 30, 2015, we issued 600 shares of our Series A Preferred Stock to Dr. Abdel Fahmy, our chief executive officer and director for services rendered to us.  Each one (1) Share of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Dr. Fahmy with 30,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 600 Series A Preferred Shares issued to Dr. Fahmy at $1.00 per share or an aggregate of $600.

(4)

The amount reflected does not include 2,000,000 common stock purchase warrants to Kareem Fahmy on October 23, 2013, which expire on March 31, 2015. We valued these warrants at $0.022 per share or an aggregate of $44,893.  On July 23, 2010, we sold 2,000,000 common shares to Kareem Fahmy, our founder, chief operating officer and director at the price of $.0002 per share or an aggregate of $400.  On January 30, 2015, we issued 400 shares of our Series A Preferred Stock to Mr. Fahmy for services rendered to us.  Each one (1) Share of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Mr. Fahmy with 20,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 400 Series A Preferred Shares issued to Mr. Fahmy at $1.00 per share or an aggregate of $400.

PLAN OF DISTRIBUTION

We are offering up to 5,000,000 shares of common stock on a self-underwritten basis. The offering price is $1.00 per share. Funds from this offering will not be placed in a separate bank account.  We will have immediate use of the net proceeds. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment. There are no finders involved in our distribution.

You will not have the right to withdraw your funds during the offering.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.

The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,

2.

The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.

The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.

The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

We hereby confirm that our directors and officers are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They will continue to be our officers and directors at the end of the offering and have not been, during the last twelve months a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the Securities and Exchange Commission, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at meetings, to business associates, and to friends and relatives who are interested in a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

The Company reserves the right to sell the securities in this offering though a placement agent, broker, dealer, finder, underwriter and/or wholesaler.  We will provide an applicable prospectus supplement (i) the identity of any underwriter, dealer or agent, (ii) any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, (iii) any discounts, concessions or commissions allowed by underwriters to participating dealers, (iv) the amounts underwritten; and (v) the nature of the underwriter’s or underwriters’ obligation to take the securities. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Section 15(g) of the Exchange Act - Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which:

•

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

•

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•

contains a toll-free telephone number for inquiries on disciplinary actions;

•

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•

contains such other information and is in such form (including language, type, size, and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

•

with bid and offer quotations for the penny stock;

•

the compensation of the broker-dealer and its salesperson in the transaction;

•

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•

monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

Regulation M

Each of our officers and directors, who will promote the shares, is aware that he is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the Securities and Exchange Commission and continue for a period of 365 days, or sooner if the offering is completed or otherwise terminated by us.

We will not offer to sell through the use or medium of any prospectus or otherwise any security until this registration statement is declared effective by the Securities and Exchange Commission.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

INTEREST OF NAMED EXPERTS

The financial statements at December 31, 2013 and 2012 for each of the two years in the period ended December 31, 2013, included in this prospectus have been audited by Salberg & Company, P.A. an independent registered public accounting firm, to the extent and for the periods set forth in their report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, P.A.  Brenda Hamilton, principal of Hamilton & Associates Law Group, P.A. owns 50,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Illinois Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.  The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

5,000,000 Shares of Common Stock

SOFT LANDING LABS LTD.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.  THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus _______________, 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

SEC Registration Fee	$ 644
Accounting fees and expenses	$45,000
Legal fees and expense	$20,000
Miscellaneous	$14,356
Total	$80,000

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that any director or officer who is involved in litigation by reason of his or her position as our director or officer shall be indemnified and held harmless by us to the fullest extent authorized by Illinois law as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights). Our bylaws, subject to the provisions of Illinois Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.

Illinois law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

In the three years prior to this Offering, we offered and sold securities below.  None of the issuances involved underwriters, underwriting discounts or commissions.  We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.

We believed these exemptions were available because:

•

We are not a blank check company;

•

We filed a Form D, Notice of Sales, with the SEC;

•

Sales were not made by general solicitation or advertising;

•

All certificates had restrictive legends;

•

Sales were made to persons with a pre-existing relationship to our chief executive officer and sole director, Dr. Abdel Fahmy; and

•

Sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•

Access to all our books and records;

•

Access to all material contracts and documents relating to our operations; and

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

We relied upon Section 4(2) and the exemptions provided by Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) for each offer and sale of the securities described below. Section 4(2) was available because there was no general solicitation in the offer or sale of the securities.

Additionally, Rule 506 of Regulation D was available for the offer and sale of the securities below because:

•

Restrictive legends were placed on the certificates stating that the securities represented are not registered under the Securities Act and are subject to restrictions on their transferability and resale;

•

Dr. Abdel Fahmy had a pre-existing relationship with each investor and the offer or sale of the securities did not involve a public offering; and

•

We filed a Form D with the SEC.

During March and April of 2011, we received an aggregate amount of $250,000 from 8 accredited investors who purchased convertible notes (the “Notes”) in our note offering (the “Note Offering”).  The funds invested in the Note Offering accrued interest at the rate of 10% per annum until such time as the Notes were converted into our common shares at the price of $0.33 per share.  The terms of the Note Offering required mandatory conversion of all outstanding principal and interest at the price of $0.33 per share upon our receiving cumulative revenues of $1,000,000.  Because we received revenues of $1,000,000, the Notes were converted into an aggregate of 838,339 common shares on March 31, 2013.

On December 11, 2012, we sold 100,000 common shares to Hamilton & Associates Law Group in exchange for legal services.  Hamilton & Associates is controlled by Brenda Hamilton.  We valued these shares at $0.50 per share.

On January 11, 2013, we issued 15,000 common shares to Matthew W. Van Ness who provided services as a chemist.  We valued these shares at $0.33 per share.

On January 11, 2013, we issued 10,000 common shares to Kevin O’Brien, who provided services as a chemist.  We valued these shares at $0.33 per share.

On January 11, 2013, we issued 10,000 common shares to Krysztof Wantuch, who provided sales and marketing services.  We valued these shares at $0.33 per share.

On March 31, 2013, we issued 3,000 shares to Mohammed Kotb for services rendered to us. We valued these shares at $0.33 per share.

On March 31, 2013, we issued 10,000 shares to Alan Forfar for services rendered to us. We valued these shares at $0.33 per share.

On March 31, 2013, we issued 2,000 shares to Danesh Alam for services rendered to us. We valued these shares at $0.33 per share.

On May 9, 2013, we sold 1,000 shares of our common stock to Kamila Orawiec at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 9, 2013, we sold 1,000 shares of our common stock to Karen Kehoe at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 9, 2013, we sold 1,000 shares of our common stock to Mansoura Atiq at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 10, 2013, we sold 1,000 shares of our common stock to Colleen Sujak at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 10, 2013, we sold 1,000 shares of our common stock to Brianna Sheahan at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares. Brianna Sheahan is the niece of Colleen Sujak.

On May 10, 2013, we sold 1,000 shares of our common stock to David Tews at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 13, 2013, we sold 1,000 shares of our common stock to Shannon Gibson at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 13, 2013, we sold 1,000 shares of our common stock to Edna Odallo at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.  On May 13, 2013, we sold 1,000 shares of our common stock to Victor Odallo at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On May 13, 2013, we sold 1,000 shares of our common stock to Linda Odallo at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.  Edna Odallo, Victor Odallo and Linda Odallo are siblings.

On May 13, 2013, we sold 200 shares of our common stock to each Richard Watson and Geraldine Watson at the price of $0.50 per share.  Richard and Geraldine Watson are husband and wife and the parents of Jason A. Watson, a shareholder who provided services to us.

On May 13, 2013, we sold 1,000 shares of our common stock to Theresa Hein at the price of $0.50 per share or an aggregate price of $500 for 1,000 common shares.

On June 11, 2014, we issued 100,000 shares to Dr. Rizwana Mughal for services to be rendered over a one year term.  We valued these shares at $0.50 per share.

On April 25, 2014, we issued 50,000 shares to Hamilton & Associates Law Group, P.A. for services rendered.  We valued these shares at $0.50 per share.

On June 11, 2014, we issued 100,000 shares to Dr. John Gashkoff for services rendered to be rendered over a one year term.  We valued these shares at $0.50 per share.

On January 30, 2015, we issued 600 shares of our Series A Preferred Stock to Dr. Abdel Fahmy, our Chief Executive Officer and Director for services rendered to us.  Each one (1) Shares of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Dr. Fahmy with 30,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 600 Series A Preferred Shares issued to Dr. Fahmy at $1.00 per share or an aggregate of $600.

On January 30, 2015, we issued 400 shares of our Series A Preferred Stock to Mr. Kareem Fahmy for services rendered to us.  Each one (1) Shares of the Series A Preferred Stock provides the holder with 50,000 votes per share and as such, the Series A Preferred Shares provide Mr. Fahmy with 20,000,000 votes on all matters submitted to a vote of our common stockholders.  We valued the 400 Series A Preferred Shares issued to Mr. Fahmy at $1.00 per share or an aggregate of $400.

On October 23, 2013, we approved the issuance of 5,280,000 Common Stock purchase warrants to our employees and consultants to promote loyalty to us, as set forth in the chart in the chart below. We valued these warrants at $0.022 per share.  As of the date of this prospectus, no warrants have been exercised.  Each one (1) warrant is exercisable by the holder at the price of $1.50 per share until March 31, 2015.

Name	Number of Warrants Granted
Dr. Abdel Fahmy	3,000,000
Kareem Fahmy	2,000,000
Katherine Odallo	25,000
Ning Liu	20,000
Jillian O’Reiter	20,000
Jason A. Watson	20,000
Christopher Coor	20,000
Suzanne A. Hildebrant	20,000
Matthew W. Van Ness	15,000
Simrat Atwal	10,000
Colleen Sujak	10,000
Kevin O’Brien	10,000
Krysztof Wantuch	10,000
Hamilton & Associates Law Group P.A Controlled by Brenda Hamilton	100,000
Total	5,280,000

Item16.  EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation.
3.2	Amendment to Articles of Incorporation
3.3	Certificate of Designation
3.4	By-Laws.
5.1	Legal Opinion of Hamilton & Associates Law Group, P.A.
10.1	Employment Agreement Between Soft Landing Labs Ltd. and Dr. Abdel Fahmy
10.2	Employment Agreement Between Soft Landing Labs Ltd. and Kareem Fahmy
23.1	Consent of Salberg & Company, P.A.
23.2	Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2). That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5). Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6). That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SOFT LANDING LABS LTD.

Financial Statements

For the nine month period ended September 30, 2014

SOFT LANDING LABS LTD.

For the nine month period ended September 30, 2014

TABLE OF CONTENTS

SOFT LANDING LABS LTD.
Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 950,704	$ 431,687
Patient account receivable, net	328,942	331,588
Prepaid expenses	66,667	-

Total current assets	1,346,313	763,275

Property and equipment, net	819,814	863,825

Other assets	15,121	12,969

Total assets	$ 2,181,248	$ 1,640,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 44,359	$ 11,542
Accrued liabilities	66,620	41,635
Income taxes payable	207,743	119,740
Current portion of notes payable	135,046	128,514
Total current liabilities	453,768	301,431

Deferred tax liability	291,959	196,152
Notes payable, less current portion	225,725	327,345

Total liabilities	971,452	824,928

Commitments and Contingencies (Note 3)

Stockholders' Equity
Preferred stock, $0.001 par value, 1,000 shares authorized
Series A, $1.00 stated value per share, none issued and outstanding	-	-
Common stock, $0.000001 par value; 50,000,000 shares authorized, 6,479,739 shares and 6,229,739 shares issued and outstanding at September 30, 2014 and December 31, 2013 respectively	6	6
Additional paid-in capital	720,735	595,735
Retaining earnings	489,055	219,400

Total stockholders' equity	1,209,796	815,141

Total liabilities and stockholder's equity	$ 2,181,248	$ 1,640,069

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.
Statements of Operations
(Unaudited)

	For the Nine Months Ended September 30
	2014	2013
REVENUE
Patient service revenue	$ 2,568,337	$ 1,658,224
Provision for bad debt	(193,734)	(113,510)
Net patient service revenue	2,374,603	1,544,714
Total revenue	2,374,603	1,544,714

EXPENSES
Depreciation and amortization	124,313	92,363
General and administrative expenses	192,084	85,930
Labs supplies	258,818	297,450
Medical records supplies	10,596	7,587
Occupancy	66,443	44,670
Purchased services	512,722	220,450
Salaries, fringe benefits and other compensation	685,669	537,718
Total operating expenses	1,850,645	1,286,168
Income from operations	523,958	258,546

Other income (expense)
Interest expense	(20,492)	(35,489)

Total other expense	(20,492)	(35,489)

Net income ( loss) before income taxes	503,466	223,057

Income tax expense	233,811	250,858

Net Income (Loss)	269,655	(27,801)

Net Gain (Loss) Per Share - Basic and Diluted	0.04	-

Weighted average number of shares outstanding
during the period - basic and diluted	6,324,942	5,899,566

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.
Statements of Cash Flows
(Unaudited)
	For the Nine Months Ended September 30
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 269,655	$ (27,801)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities
Stock based expenses including loss on notes conversion	58,333	96,399
Provision for depreciation	123,715	91,809
Amortization of debt discount	-	6,028
Provision for bad debt	193,734	113,510
Deferred taxes	95,806	-
Changes in assets and liabilities
Account receivables	(191,088)	(216,667)
Due to/from related parties	-	(13,790)
Prepaids and other	(2,151)	(2,110)
Accounts payable and accrued	57,802	(7,431)
Income tax payable	88,002	204,485
Net cash provided by operating activities	693,808	244,432

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment, net	(79,705)	(480,154)
Net cash used in investing activities	(79,705)	(480,154)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	370,037
Repayments of lease payable	(95,086)	(43,910)
Proceeds from sale of stock	-	5,700
Net cash provided by (used in) financing activities	(95,086)	331,827
Net increase (decrease) in cash and cash equivalents	519,017	96,105

Cash and cash equivalents, beginning of period	431,687	108,390
Cash and cash equivalents, end of period	$ 950,704	$ 204,495

Supplemental Disclosure of Cash Flow Information:
Interest paid during the period	$ 20,492	$ 29,461
Taxes paid during the period	$ 50,000	$ 26,459

Supplemental Disclosure of Non Cash Investing and Financing Activities:
Conversion of debt to common stock	$ -	$ 250,000
Issuance of common stock for future services	$ 100,000	$ -

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.

Condensed Notes to Financial Statements

September 30, 2014

(Unaudited)

NOTE 1 – NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ACTIVITIES

Soft Landing Labs Ltd. (“Soft Landing Labs” or the “Company”) is located in Elmhurst, Illinois and was incorporated in the State of Illinois on June 30, 2009.  The Company is an investor owned for profit healthcare entity.  Soft Landing Labs was incepted to fill a gap in the drug testing market by providing specialized laboratory testing focused on small molecules and toxicology including drug testing using highly sensitive technology. Soft Landing Labs utilizes advanced state-of-the-art methodologies for detection of analytes with lower cutoff levels and Zero tolerance reporting. With the passage of the mental health parity act and the evolution of the Affordable Care Act the Company realized that more and more services are going to be covered by the insurance company, services that traditionally were treated as a cash business within the healthcare field.  One of these highly valuable services is drug testing. Soft Landing Labs realized that it can change the dynamics of how companies handle drug testing and instead of paying out of pocket for this service, Soft Landing Labs as a specialty lab focuses on the most advanced techniques in drug testing and offers a new option where its’ customers would not only save on their healthcare costs but obtain a superior service than what a general lab can provide.

BASIS OF PRESENTATION

The financial statements for nine month periods ended September 30, 2014 and 2013 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, and cash flows as of September 30, 2014 and 2013, and for the nine month periods then ended, have been made. Those adjustments consist of normal and recurring adjustments. The balance sheet as of December 31, 2013, has been derived from the audited balance sheet of the Company as of that date.

Certain information and note disclosures normally included in our annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with a reading of the audited  financial statements and footnotes of the Company as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 included in our Form S-1 Registration Statement, as filed with the U.S. Securities and Exchange Commission.

The results of operations nine month periods ended September 30, 2014, are not necessarily indicative of the results to be expected for the full year.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although estimates are considered fairly stated at the time made, actual results could differ from those estimates.  Significant estimates in the accompanying financial statements include contractual adjustments to revenues and patient accounts receivable, the allowance for uncollectible patient accounts receivable, the valuation allowance on deferred tax assets and the valuation of stock-based compensation.

Net Patient Service Revenue

The Company generates revenues from its hospital customers who the Company bills and receives payment directly and from patients who are referred by various institutions and for whom the Company bills their insurance companies as third party payors.

The Company accounts for net patient service revenue in accordance with FASB ASC 954-605, “Health Care Entities, and Revenue Recognition”.  Revenues are recognized in the period that the services are provided and billed to the payor.  The Company generally does not have contracts with third-party payors. However, the Company does bill third-party payors, primarily insurance companies that provide for payments at reimbursement amounts different from, and generally less than its established rates.  Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payors, and others, in the aggregate for services rendered (net of contractual allowances and discounts) and is presented in the Statement of Operations net of bad debt provisions. The adjustments for the reimbursement amounts and bad debt are estimated based on historical experience of the Company and adjusted prospectively, as needed, in future periods.

Patient Accounts Receivable

Patient accounts receivable are stated at net realizable value.  The Company maintains allowances for third party reimbursement amounts which differs from the Company’s billing rates and for uncollectible accounts for estimated losses resulting in a payor’s inability to make payments on accounts.  The Company estimates the allowance based on management’s assessment in the aggregate of historical and expected net collections considering historical and current business and economic conditions, trends in healthcare coverage, and other collection indicators.  Accounts are generally written off when collection efforts have been exhausted.

Fair Value Measurements and Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;
●

Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market activity that is significant to the fair value of assets or liabilities.

The estimated fair value of certain financial instruments, including cash and cash equivalents and accounts payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Recent Accounting Pronouncements

There are no new accounting pronouncements that the Company expects to have a material effect on the future financial position of the Company or the results of its’ operations.

NOTE 2 – PATIENT ACCOUNTS RECEIVABLE

Patient Accounts Receivable at September 30, 2014 and December 31, 2013 are as follows:

	September 30, 2014 (Unaudited)	December 31,2013
Patient accounts receivable	$1,146,850	$955,762
Less: Allowance for contractual and doubtful accounts	(817,908)	(624,174)
Patient Accounts Receivable, Net	$328,942	$331,588

During the nine months ended September 30, 2014 and 2013, the Company recorded bad debt expense from patient receivables relating to operations of $193,734 and $113,510 respectively. The Company establishes an allowance for doubtful accounts to reduce the carrying value of patient receivables to their estimated net realizable value. The primary uncertainty of such allowances lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Compliance with the HIPAA security regulations and privacy regulations

The HIPAA privacy and security regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the use and disclosure of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

•

the circumstances under which the use and disclosure of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for the Company’s services, and its healthcare operations activities;

•

a patient’s rights to access, amend and receive an accounting of certain disclosures of protected health information as well as a new right of access to laboratory test reports under the HIPAA Privacy Rule which preempts a number of state laws that prohibit a laboratory from releasing a test report directly to the individual, for which compliance is required as of October 4, 2014;

•

the content of notices of privacy practices for protected health information;

•

administrative, technical and physical safeguards required of entities that use or receive protected health information; and

•

the protection of computing systems maintaining ePHI.

The Company has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy and security regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both federal privacy and security regulations and varying state privacy and security laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, the Company must comply with the laws of those other countries. The federal privacy regulations restrict the Company’s ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. HIPAA, as amended by HITECH, provides for significant fines and other penalties for wrongful use or disclosure of protected health information in violation of the privacy and security regulations, including potential civil and criminal fines and penalties. Due to the enactment of HITECH, it is not possible to predict what the extent of the impact on business will be; however, if the Company does not comply with existing or new laws and regulations related to protecting the privacy and security of health information it could be subject to monetary fines, civil penalties or criminal sanctions. In addition, other federal and state laws that protect the privacy and security of patient information may be subject to enforcement and interpretations by various governmental authorities and courts resulting in complex compliance issues. For example, the Company could incur damages under state laws pursuant to an action brought by a private party for the wrongful use or disclosure of confidential health information or other private personal information.

NOTE 4 – STOCKHOLDERS EQUITY

Preferred Stock

In January 2015, the Company amended its articles to authorize 1,000 preferred shares at $0.001 par value and to designate 1,000 Series A preferred shares with a stated value of $1.00 per share.  Each Series A share is entitled to 50,000 votes and is redeemable at the option of the holder.

In January 2015, the Company granted an aggregate 1,000 Series A preferred shares to two officers valued at $1,000 or $1.00 per share which was charged to compensation expense.

All amounts related to preferred stock are reflected retroactively in the accompanying unaudited financial statements.

Common Stock

The Company is authorized to issue up to 50,000,000 shares of common stock having a par value of $0.000001 per share, of which 6,479,739 and 6,229,739 shares were issued and outstanding at September 30, 2014 and December 31, 2013 respectively.

In April 2014, the Company granted 50,000 common shares to its legal services provider for services to be rendered which were valued at the contemporaneous sales price of $0.50 per share for a total expense recognized of $25,000. The expense was recognized immediately since there was no defined service period.

In June 2014, the Company granted 200,000 common shares to two of its advisory board members for one year advisory services which were valued at the contemporaneous sales price of $0.50 per share for a total prepaid expense recognized of $100,000. The prepaid will be amortized to expense over the one year service periods. During the nine month ended September 30, 2014, the Company expensed $33,333 and at September 30, 2014 there was a remaining prepaid asset of $66,667.

NOTE – 5   RELATED PARTY TRANSACTIONS

The Company has shared offices with a commonly owned affiliate, Soft Landing Interventions, Ltd., an addiction treatment medical practice owned by Dr. Fahmy, our CEO, up until April 2012 and have the same individual as their executive director and office manager. Also, both organizations shared expenses of some employees and participated in certain general and administrative expenses.  On an ongoing basis only health insurance expenses are shared. These salaries and other general and administrative expenses are allocated to the organizations either on a percentage basis or based on actual usage. Management believes such allocations are reasonable.

In the nine month ended September 30, 2014 and 2013, the Company paid the CEO’s father as an independent consultant $76,000 and $72,500, respectively.

In addition, cash flow advances had been made to an affiliate of the Company, Soft Landing Interventions Ltd., as needed during the nine months ended September 30, 2014 of $800,000 and there were repayments to the affiliate of $733,100 resulting in a net balance due to the Company of $66,900 which was charged to compensation expense at September 30, 2014.

NOTE 6 – CONCENTRATIONS

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents with major financial institutions, of which some are interest-bearing. The account balances may exceed the Federal Deposit Insurance Corporation limits of $250,000, thereby subjecting the Company to concentration of credit risk. However, the Company’s management monitors this risk on a regular basis. The Company maintained cash balances in excess of the FDIC insurance by $ 550,849 as of September 30, 2014.

The Company’s patient accounts receivables may also have risk because credit is granted to patients without collateral. In addition, most of the patients are local residents in the city of Chicago and greater Collar Counties area of Illinois and insured under third-party payor agreements.

Revenues from hospital customers were 10.7% of total revenues for the nine months ended September 30, 2014.

NOTE – 7

SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 6, 2015, the date the financial statements were available for issuance and has determined that there were no subsequent events to be recognized or disclosed in these financial statements except as noted below.

In January 2015, the Company authorized and issued preferred stock (see Note 4).

SOFT LANDING LABS LTD.

Financial Statements

Years ended December 31, 2013 and 2012

SOFT LANDING LABS LTD.

For the Years Ended December 31, 2013 and 2012

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Soft Landing Labs Ltd.

We have audited the accompanying balance sheets of Soft Landing Labs Ltd. at December 31, 2013 and 2012, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2013.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Soft Landing Labs Ltd. at December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

February 6, 2015

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

SOFT LANDING LABS LTD.
Balance Sheets
As of December 31, 2013 and 2012

	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$ 431,687	$ 108,390
Patient account receivable, net	331,588	104,983
Prepaid taxes	-	11,946
Due from related parties	-	28,864
Total current assets	763,275	254,183

Property and equipment, net	863,825	486,138
Other assets	12,969	11,058
Total assets	$ 1,640,069	$ 751,379

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 11,542	$ 34,581
Accrued liabilities	41,635	26,322
Income taxes payable	119,740	-
Convertible promissory notes, net of debt discount of $0 and $6,028 in 2013 and 2012 respectively.	-	243,972
Current portion of notes payable	128,514	38,670
Current portion of leases payable	-	128,437
Total current liabilities	301,431	471,982
Deferred tax liability	196,152	29,735
Notes payable, less current portion	327,345	157,216
Total liabilities	824,928	658,933

Commitments and Contingencies (Note 6)

Stockholder's Equity
Preferred stock, $0.001 par value; 1,000 shares authorized
Series A, $1.00 stated value per share, none issued and outstanding	-	-
Common stock, $0.000001 par value; 50,000,000 shares authorized, 6,229,739 shares and 5,230,000 shares issued and outstanding at December 31, 2013 and December 31, 2012 respectively	6	5
Additional paid-in capital	595,735	125,120
Retaining earnings (Deficit)	219,400	(32,679)
Total stockholder's equity	815,141	92,446
Total liabilities and stockholder's equity	$ 1,640,069	$ 751,379

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.
Statements of Operations
Years Ended December 31, 2013 and 2012

	2013	2012
REVENUE
Patient service revenue	$ 2,730,411	$ 1,598,771
Provision for bad debt	(190,781)	(309,572)
Net patient service revenue	2,539,630	1,289,199
Total revenue	2,539,630	1,289,199

EXPENSES
Depreciation and amortization	123,498	69,874
General and administrative expenses	151,251	131,012
Labs supplies	335,206	301,444
Medical records supplies	21,528	5,383
Occupancy	58,111	24,429
Purchased services	330,675	191,227
Salaries, fringe benefits and other compensation	877,903	495,007
Total operating expenses	1,898,172	1,218,376

Income from operations	641,458	70,823

Other income (expense)
Interest expense	(44,902)	(54,326)
Total other income (expense)	(44,902)	(54,326)

Net income ( loss) before income taxes	596,556	16,497
Income tax expense	344,477	29,735
Net Income (Loss)	$ 252,079	$ (13,238)

Net Income (Loss) Per Share - Basic and Diluted	$ 0.04	$ -
Weighted average number of shares outstanding
during the period - basic and diluted	5,983,016	5,221,671

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.
Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2013 and 2012

			Additional Pain-In Capital	Retaining Earnings (Deficit)	Total Stockholders' Equity
	Common Stock
	Shares	Amount
Balance, December 31, 2011	5,070,000	$5	$72,320	$(19,441)	$52,884

Common shares issued for services	160,000	-	52,800	-	52,800

Net loss, 2012	-	-	-	(13,238)	(13,238)

Balance, December 31, 2012	5,230,000	5	125,120	(32,679)	92,446

Common shares issued for cash	11,400	-	5,700	-	5,700

Common shares issued for services	150,000	-	66,500	-	66,500

Common shares issued for conversions of notes	838,339	1	279,898	-	279,899

Warrants granted as compensation	-	-	118,517	-	118,517

Net income, 2013	-	-	-	252,079	252,079

Balance, December 31, 2013	6,229,739	$6	$595,735	$219,400	$815,141

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.
Statements of Cash Flows
Years Ended December 31, 2013 and 2012
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 252,079	$ (13,238)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities
Stock based expenses including loss on notes conversion	96,399	52,800
Warrants for services	118,517	-
Provision for depreciation and amortization	122,745	69,610
Amortization of debt discount	6,028	24,113
Provision for bad debt	190,781	309,572
Deferred taxes	166,418	29,735
Changes in assets and liabilities
Account receivables	(417,386)	(361,488)
Prepaid taxes	11,946	(11,946)
Prepaids and other	(1,912)	(11,058)
Accounts payable and accrued	(7,726)	30,489
Income tax payable	119,740	(3,672)
Due to/from related parties	28,864	(50,123)
Net cash provided by operating activities	686,493	64,794

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment, net	(500,432)	(380,783)
Net cash used in investing activities	(500,432)	(380,783)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	259,973	195,886
Proceeds from lease payable	-	29,909
Repayments of lease payable	(128,437)	-
Proceeds from sale of stock	5,700	-
Net cash provided by financing activities	137,236	225,795

Net increase (decrease) in cash and cash equivalents	323,297	(90,194)

Cash and cash equivalents, beginning of year	108,390	198,584

Cash and cash equivalents, end of year	$ 431,687	$ 108,390

Supplemental Disclosure of Cash Flow Information:
Interest paid during the year	$ 43,350	$ 29,595
Taxes paid during the year	$ 46,372	$ 11,946

Supplemental Disclosure of Non Cash Investing and Financing Activities:
Assets transferred from affiliate	$ -	$ 174,880
Conversion of debt to common stock	$ 250,000	$ -

The accompanying notes are an integral part of these Financial Statements.

SOFT LANDING LABS LTD.

Notes to Financial Statements

Years ended December 31, 2013 and 2012

NOTE 1 – NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ACTIVITIES

Soft Landing Labs Ltd. (“Soft Landing Labs" or the “Company”) is located in Elmhurst, Illinois and was incorporated in the State of Illinois on June 30, 2009.  The Company is an investor owned for profit healthcare entity.  Soft Landing Labs was incepted to fill a gap in the drug testing market by providing specialized laboratory testing focused on small molecules and toxicology including drug testing using highly sensitive technology. Soft Landing Labs utilizes advanced state-of-the-art methodologies for detection of analytes with lower cutoff levels and Zero tolerance reporting. With the passage of the mental health parity act and the evolution of the Affordable Care Act the Company realized that more and more services are going to be covered by the insurance company, services that traditionally were treated as a cash business within the healthcare field.  One of these highly valuable services is drug testing. Soft Landing Labs realized that it can change the dynamics of how companies handle drug testing and instead of paying out of pocket for this service, Soft Landing Labs as a specialty lab focuses on the most advanced techniques in drug testing and offers a new option where its’ customers would not only save on their healthcare costs but obtain a superior service than what a general lab can provide.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although estimates are considered fairly stated at the time made, actual results could differ from those estimates.  Significant estimates in the accompanying financial statements include contractual adjustments to revenues and patient accounts receivable, the allowance for uncollectible patient accounts receivable, the valuation allowance on deferred tax assets and the valuation of stock-based compensation.

Cash and Cash Equivalents

The Company considers cash on deposit at bank(s) and highly liquid investments with maturities of three (3) months or less at the date of purchase to be cash and cash equivalents.

Net Patient Service Revenue

The Company generates revenues from its hospital customers who the Company bills and receives payment directly and from patients who are referred by various institutions and for whom the Company bills their insurance companies as third party payors.

The Company accounts for net patient service revenue in accordance with FASB ASC 954-605, “Health Care Entities, and Revenue Recognition”.  Revenues are recognized in the period that the services are provided and billed to the payor.  The Company generally does not have contracts with third-party payors. However, the Company does bill third-party payors, primarily insurance companies that provide for payments at reimbursement amounts different from, and generally less than its established rates.  Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payors, and others, in the aggregate for services rendered (net of contractual allowances and discounts) and is presented in the Statement of Operations net of bad debt provisions. The adjustments for the reimbursement amounts and bad debt are estimated based on historical experience of the Company and adjusted prospectively, as needed, in future periods.

Patient Accounts Receivable

Patient accounts receivable are stated at net realizable value.  The Company maintains allowances for third party reimbursement amounts which differs from the Company’s billing rates and for uncollectible accounts for estimated losses resulting in a payor’s inability to make payments on accounts.  The Company estimates the allowance based on management’s assessment in the aggregate of historical and expected net collections considering historical and current business and economic conditions, trends in healthcare coverage, and other collection indicators.  Accounts are generally written off when collection efforts have been exhausted.

Property and Equipment

Property and equipment are recorded at cost on the date of acquisition. Depreciation is provided over the estimated useful lives of the assets using the straight-line method with half-year convention. The estimated useful lives for purposes of determining depreciation are as follows:

Years

Leasehold improvements

5

Laboratory equipment

7

Vehicles

5

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.  If the undiscounted future cash flows of the long-lived assets are less than the carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.

Fair Value Measurements and Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;
●

Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market activity that is significant to the fair value of assets or liabilities.

The estimated fair value of certain financial instruments, including cash and cash equivalents and accounts payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Estimated Malpractice Costs

The Company carries an insurance policy with a $2,500 deductible for malpractice claims.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic No. 718. For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes method for stock options. The expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the prorated compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date shall equal the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Income Taxes

The Company is recognized as a C corporation with the Internal Revenue Service (IRS) of the United States of America and is subject to federal and state income taxes on related income. Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates.

The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

As of December 31, 2013 tax years 2013, 2012, and 2011 remain open for IRS audit. The Company has received no notice of audit or any notifications from the IRS for any of the open tax years.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per common share (“Basic EPS”) excludes dilution and is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net income (loss) per share (Diluted EPS) is computed using the weighted average number of common shares outstanding for the period, and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments or other common stock equivalents. In 2012 there were 1,469,703 warrants outstanding and convertible debt outstanding that were anti-dilutive due to the Company's net loss.  In 2013 there were 6,749,703 warrants outstanding that were anti-dilutive based on their exercise price as follows:

	Income	Shares	Per Shares Amount
Basic earnings per share	$252,079	5,983,016	$.04
Warrants outstanding	-	-	-
Diluted earning per share	$252,079	5,983,016	$.04

Recent Accounting Pronouncements

There are no new accounting pronouncements that the Company expects to have a material effect on the future financial position of the Company or the results of its’ operations.

NOTE 2 – PATIENT ACCOUNTS RECEIVABLE

Patient Accounts Receivable at December 31, 2013 and 2012 are as follows:

	December 31, 2013	December 31, 2012
Patient accounts receivable	$955,762	$538,377
Less: Allowance for contractual and doubtful accounts	(624,174)	(433,394)
Patient Accounts Receivable, Net	$331,588	$104,983

During the year ended December 31, 2013 and 2012, the Company recorded bad debt expense from patient receivables relating to operations of $190,781 and $309,572, respectively. The Company establishes an allowance for doubtful accounts to reduce the carrying value of patient receivables to their estimated net realizable value. The primary uncertainty of such allowances lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. The balances at December 31, 2013 and 2012 were as follows:

	2013		2012
	Costs	Accumulated Depreciation	Costs	Accumulated Depreciation
Leasehold improvement	$25,500	$4,350	$9,000	$900
Laboratory equipment	988,232	175,270	504,301	64,465
Vehicles	42,447	12,734	42,447	4,245
	$1,056,179	$192,354	$555,748	$69,610

Depreciation expense for the years ended December 31, 2013 and 2012 was $122,745 and $69,610, respectively.

NOTE 4 – NOTE PAYABLE AND LEASES PAYABLE

	December 31, 2013	December 31, 2013
Note Payable to Itasca Bank & Trust dated April 27, 2012, original principal of $214,000, due in monthly principal and interest payments of $4,202 with annual interest rate of 6.50%, maturity date May 3, 2017 secured by substantial all assets of the Company and guaranteed by the two officers of the Company.	$157,217	$195,886
Note Payable to Itasca Bank & Trust dated February 15, 2013, original principal of $443,206, due in monthly principal and interest payments of $8,694 with annual interest rate of 6.50%, maturity date February 18, 2018 secured by substantial all assets of the Company and guaranteed by the two officers of the Company.	298,642	-
Vehicles Lease Payable (1) to Toyota Financial dated July 20, 2012, original principal of $18,066, due in monthly payments of $278.95 with annual interest of 3.5% maturity June 30, 2018 secured by substantial all assets of the Company and guaranteed by the two officers of the Company.	-	16,699
Vehicles Lease Payable (2) to Toyota Financial dated July 20, 2012, original principal of $18,380, due in monthly payments of $283.80 with annual interest of 3.5% maturity June 30, 2018 secured by substantial all assets of the Company and guaranteed by the two officers of the Company.	-	16,989
Equipment Lease Payable (1) to Stearns Bank dated August 4 , 2010, due in monthly payments of $1,390.83 with 48 months term transferred to Soft Landing Labs from an affiliate secured by substantial all assets of the Company and guaranteed by the two officers of the Company.	-	25,331
Equipment Lease Payable (2) to US Bank dated December 3, 2009, due in monthly payments of $2,840.65 with 60 months term transferred to Soft Landing Labs from an affiliate secured by substantial all assets of the Company and guaranteed by the two officers of the Company.	-	69,418
Total	455,859	324,323
Less: Current Portion	128,514	167,107
Long Term Portion	$327,345	$157,216

Loan costs included in other assets were $2,969 at December 31, 2013 and amortization in 2013 and 2012 included in depreciation and amortization was $753 and $264, respectively.

Future maturities of the note payable and leases payable at December 31, 2013, are as follows:

Years	Amounts
2014	$ 128,514
2015	137,483
2016	146,792
2017	43,106
Thereafter	-
$ 455,895

NOTE 5 – CONVERTIBLE PROMISSORY NOTES AND WARRANTS

In 2011 SLL received $250,000 in net proceeds from investors and issued Convertible Promissory Notes (the Notes) maturing March 31, 2013. The terms of the Notes provided for mandatory conversion of the principal and accrued interest into shares of Soft Landing Labs’ common shares at a conversion price of $.33 per common share in the event that the Company reached total cumulative revenue of $1 million. There are Warrant incentives that allow investors who invested $25,000 to receive two Warrants per share that allow the investors the option to buy the Company’ stock at price of $1.50 per share expiring on March 31, 2015. The Company issued 1,469,703 Warrants to the investors on the Note issuance dates.  The warrants were valued at $48,225 which was recorded as additional paid-in capital and a debt discount to be amortized to interest expense over the term of the notes.  The warrants were valued at their relative fair value based upon a Black-Scholes fair value valuation using a stock price of $0.33, exercise price of $1.50, expected term of 4 years, comparative volatility of 61%, and risk free rate of 1.29%.

In 2012, the Company reached revenues of $1,000,000 and Convertible Promissory Notes’ principle amount of $250,000 was converted into 838,339 shares of common stock on March 31, 2013. Included in the above share quantity were 80,763 bonus shares resulting in an expense upon conversion of $29,899 which was included in compensation expense.

NOTE 6 – COMMITMENTS AND CONTIGENCIES

Operating Leases

The Company leases real property and vehicles under non-cancelable operating leases.

The property lease agreement was dated January 12, 2012 but commenced in August 2012 and was amended in January 2013. Rental expense amounted to approximately $31,770 and $13,474 for the years ended December 31, 2013 and 2012 respectively.

The aggregate minimum real property rental commitments under all non-cancelable operating leases at December 31, 2013 and 2012 are as follows:

Year Ending December 31	Amount

2014	59,014
2015	82,441
2016	76,166
2017	57,731
Thereafter	0

Totals	$275,352

Vehicles expense amounted to approximately $33,311 and $17,244 for the years ended December 31, 2013 and 2012 respectively.

The aggregate minimum vehicles commitments under all non-cancelable operating leases at December 31, 2013 and 2012 are as follows:

Year Ending December 31	Amount

2014	26,521
2015	26,521
2016	20,073
2017	3,137
Thereafter	0

Totals	$76,252

Compliance with the HIPAA security regulations and privacy regulations

The HIPAA privacy and security regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the use and disclosure of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

•

the circumstances under which the use and disclosure of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for the Company’s services, and its healthcare operations activities;

•

a patient’s rights to access, amend and receive an accounting of certain disclosures of protected health information as well as a new right of access to laboratory test reports under the HIPAA Privacy Rule which preempts a number of state laws that prohibit a laboratory from releasing a test report directly to the individual, for which compliance is required as of October 4, 2014;

•

the content of notices of privacy practices for protected health information;

•

administrative, technical and physical safeguards required of entities that use or receive protected health information; and

•

the protection of computing systems maintaining ePHI.

The Company has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy and security regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both federal privacy and security regulations and varying state privacy and security laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, the Company must comply with the laws of those other countries. The federal privacy regulations restrict the Company’s ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. HIPAA, as amended by HITECH, provides for significant fines and other penalties for wrongful use or disclosure of protected health information in violation of the privacy and security regulations, including potential civil and criminal fines and penalties. Due to the enactment of HITECH, it is not possible to predict what the extent of the impact on business will be; however, if the Company does not comply with existing or new laws and regulations related to protecting the privacy and security of health information it could be subject to monetary fines, civil penalties or criminal sanctions. In addition, other federal and state laws that protect the privacy and security of patient information may be subject to enforcement and interpretations by various governmental authorities and courts resulting in complex compliance issues. For example, the Company could incur damages under state laws pursuant to an action brought by a private party for the wrongful use or disclosure of confidential health information or other private personal information.

NOTE 7 – STOCKHOLDERS EQUITY

Preferred Stock

In January 2015, the Company amended its articles to authorize 1,000 preferred shares at $0.001 par value and to designate 1,000 Series A preferred shares with a stated value of $1.00 per share.  Each Series A share is entitled to 50,000 votes and is redeemable at stated value at the holders option.

In January 2015, the Company granted an aggregate 1,000 Series A preferred shares to two officers valued at $1,000 or $1.00 per share which was charged to compensation expense.

All amounts related to preferred stock are reflected retroactively in the accompanying financial statements.

Common Stock

The Company is authorized to issue up to 50,000,000 shares of common stock having a par value of $0.000001 per share, of which 6,229,739 and 5,230,000 shares were issued and outstanding at December 31, 2013 and 2012, respectively.

During 2012, the Company granted 160,000 common shares for services rendered valued at the estimated fair value of $0.33 per share or $52,800 based on the only available evidence of fair value which was the agreed upon conversion rate of convertible debt issued in 2011, which was expensed at the grant dates.

On March 31, 2013, the Company issued 838,339 shares of common stock valued at $279,899 upon conversion of convertible notes payable of $250,000.  This resulted in a $29,899 expense based on certain bonus shares issued to the lenders (see Note 5).

From January to March 2013, the Company issued 50,000 common shares for services rendered valued at the estimated fair value of $0.33 per share resulting in an expense of $16,500.

In May 2013, the Company issued 11,400 shares of common stock at $0.50 per share in exchange for cash proceeds of $5,700.

In late April 2013, upon substantial completion of services, the Company issued 100,000 common shares to its legal services provider pursuant to a December 11, 2012 agreement.  The shares were valued at the April 2013 measurement date at the contemporaneous sales price of $0.50 per share for a total expense recognized of $50,000.

Common Stock Warrants

On October 23, 2013, the Company granted 5,280,000 non-qualified common stock purchase warrants to its employees and consultants. Each warrant is convertible into one share of the Company common stock at a price of $1.50 per common share at any time until March 31, 2015.

A summary of the Company’s warrant activity during the year ended December 31, 2013 for warrants granted for services is presented below:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term	Value
Balance Outstanding, December 31, 2012	—	—	—	—
Granted	5,280,000	$1.50	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Balance Outstanding, December 31, 2013	5,280,000	$1.50	1.25	$—

Exercisable, December 31, 2013	5,280,000	$1.50	1.25	$—

The weighted average grant date fair value of the warrants granted in 2013 was $.022 per share.

The Company valued the warrants at $118,517 and recognized the expense at the grant date since all the warrants were earned and vested for past services rendered.  The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price (based on comparative volatility) over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award. The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the year ended December 31, 2013:

For the
Year Ended
Assumptions	December 31, 2013
Expected term (years)	1.5
Expected volatility	63.0%
Risk-free interest rate	0.50%
Dividend yield	0.00%
Expected forfeiture rate	0.0%

A summary of the Company’s warrant activity during the year ended December 31, 2013 for warrants issued with debt is presented below:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term	Value
Balance Outstanding, December 31, 2012	1,469,703	1.50	—	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Balance Outstanding, December 31, 2013	1,469,703	$1.50	1.25	$—

Exercisable, December 31, 2013	1,469,703	$1.50	1.25	$—

NOTE – 8   INCOME TAXES

The Company is treated as a C Corporation for U.S. Federal and State income tax purposes.

The components of the income tax provision (benefit) are as follows:

	For the	For the
	Year Ended	Year Ended

	December 31, 2013	December 31, 2012
Current (benefit) provision: federal	$139,903	$—
Current (benefit) provision: state	38,156	—

Total current provision	178,059	—

Deferred (benefit) provision	166,418	29,735
Deferred (benefit) provision relating to reduction of valuation allowance	—	—
Total deferred provision	166,418	29,735
	—	—

Total provision (benefit) for income taxes	$344,477	$29,735

A reconciliation of income tax expense at the “expected’ statutory rate of 35% to income taxes reflected in the financial statements is as follows:

	For the	For the
	Year Ended	Year Ended

	December 31, 2013	December 31, 2012
U.S. Federal income tax expense at “expected” rate	$208,794	$5,774
State income taxes	29,828	825
Adjustment to actual rates	16,791	---
Meals and entertainment	1,297	1,732
Stock compensation	38,560	21,120
Warrant compensation	47,407	—
Penalties	—	284
Political contributions	1,800	—
	$ 344,477	$ 29,735

Significant items making up the deferred tax assets and deferred tax liabilities as of December 31, 2013 and 2012 are as follows:

	December 31, 2013	December 31, 2012
Deferred tax assets:
Charity	$—	$4,400

Less: valuation allowance	—	—

Total deferred tax assets	—	4,400

Deferred tax liabilities:
Depreciation	(196,152)	(34,135)

Total deferred tax liabilities	(196,152)	(34,135)

Total net deferred tax assets (liabilities)	$(196,152)	$(29,735)

The Company believes that its tax positions are all highly certain of being upheld upon examination. As such the Company has not recorded a liability for uncertain tax positions. As of December 31, 2013 and 2012, the Company had no accrued interest and penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations.

The Company files income tax returns in the United States, and various state jurisdictions. The federal and state income tax returns are generally subjected to tax examinations for the tax years ended December 31, 2011 through December 31, 2013. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period.

NOTE – 9   RELATED PARTY TRANSACTIONS

Soft Landing Lab has shared offices with a commonly owned affiliate, Soft Landing Interventions, Ltd, an addiction treatment medical practice owned by Dr. Fahmy, our CEO, up until April 2012 and have the same individual as their executive director and office manager. Also, both organizations shared expenses of some employees and participated in certain general and administrative expenses.  On an ongoing basis only healthcare insurance expenses are shared. These salaries and other general and administrative expenses are allocated to the organizations either on a percentage basis or based on actual usage. Management believes such allocations are reasonable.

The Company charged Soft Landing Intervention Ltd. $5,103 and $20,049 in 2013 and 2012, respectively, for employees loaned to that affiliate, and such charge reduced the salaries expense in the statement of operations.

In 2012, the Company transferred over the book value of certain lab equipment from another affiliate in the amount of $174,880 and the associated lease obligations of $98,528.  The affiliate was then dissolved in 2012.

In 2013 and 2012, the Company paid the CEO’s father as an independent consultant $95,200 and $40,000, respectively.

In addition, cash flow advances had been made between the organizations and officers of the Company as needed during the years ended December 31, 2013 and 2012.  As of December 31, 2013 and 2012, Soft Landing Labs has a net receivable of $0 and $28,864 respectively from the affiliates and officers of the Company.  The $28,864 was charged to other compensation expense at December 31, 2013.

NOTE 10 – CONCENTRATIONS

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents with major financial institutions, of which some are interest-bearing. The account balances may exceed the Federal Deposit Insurance Corporation limits of $25,000, thereby subjecting the Company to concentration of credit risk. However, the Company’s management monitors this risk on a regular basis. The Company maintained cash balances in excess of the FDIC insurance by $ 68,596 as of December 31, 2013.

The Company’s patient accounts receivables may also have risk because credit is granted to patients without collateral. In addition, most of the patients are local residents in the city of Chicago and the greater Coller Counties area of Illinois insured under third-party payor agreements.

Major components of patient account receivable include approximately 41% and 42% from Insurance Company A and 10% and 10% from Insurance Company B for the years ended December 31, 2013 and 2012, respectively.

Revenues from hospital customers were approximately 10.2% and 4.3% of total revenues in 2013 and 2012, respectively.

NOTE – 11

SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 6, 2015, the date the financial statements were available for issuance and has determined that there were no subsequent events to be recognized or disclosed in these financial statements except as noted below.

In April 2014, the Company granted 50,000 common shares to its legal services provider for services to be rendered which were valued at the contemporaneous sales price of $0.50 per share for a total expense of $25,000.  The expense was recognized immediately since there was no defined service period.

In January 2015, the Company authorized and issued preferred stock (see Note 7).

In June 2014, the Company granted 200,000 common shares to two of its advisory board members for one year advisory services which were valued at the contemporaneous sales price of $0.50 per share for a total prepaid expense recognized of $100,000. The prepaid will be amortized to expense over the one year service periods.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmhurst, Illinois on February 6, 2015.

Soft Landing Labs Ltd.

Date: February 6, 2015	By:	/s/ Dr. Abdel Fahmy
Dr. Abdel Fahmy
Chief Executive Officer and Director
(Principal Executive Officer)

Date: February 6, 2015	By:	/s/ Kareem Fahmy
Kareem Fahmy
Chief Operating Officer and Director
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Dr. Abdel Fahmy	Chief Executive Officer and Director	February 6 , 2015
Dr. Abdel Fahmy	(Principal Executive Officer)

/s/ Kareem Fahmy	Principal Accounting Officer and Director	February 6, 2015
Kareem Fahmy